Non-authoritative consolidated version Privileged and Confidential CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. Investment Agreement relating to the establishment of the co-controlled towers joint venture (Oak Holdings 1 GmbH) Dated 9 November 2022 Vodafone GmbH and SCUR-Alpha 1539 GmbH (in future: Oak Consortium GmbH) relating to the establishment of the co-controlled towers joint ven-ture Oak Holdings 1 GmbH (as amended by (i) the Amendment Agreement to the Investment Agreement dated 12 December 2022 (roll of deeds no. 2167/22 BR of notary public Dr. Florian Braunfels in Düsseldorf) and (ii) 2nd Amendment Agreement to the Investment Agreement dated 22 March 2023 (roll of deeds no. 567/23 Br of notary public Dr. Florian Braunfels in Düs-seldorf)) Ref: L-328433 Exhibit 4.25

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

Table of Contents

	Preamble	1
1	Interpretation	2
2	Transaction Steps	14
3	Sale and Transfer	16
4	Capital Increases and Subscriptions	17
5	Takeover Offer	19
6	Conditions to Closing	21
7	Closing	26
8	VF Germany's Representations and Warranties	29
9	Investor's Representations and Warranties	29
10	Legal Consequences	30
11	Period between Signing and Closing	38
12	Leakage	42
13	Integration and Post-Closing Actions	44
14	Tax	45
15	Public Announcements and Confidentiality	45
16	Termination	46
17	Miscellaneous Provisions	47

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. This Investment Agreement (the “Agreement”) is made on 9 November 2022 between: (1) Vodafone GmbH, a limited liability company incorporated under the laws of Germany, reg-istered with the commercial register of the local court of Düsseldorf under register number HRB 38062, whose registered office is at Ferdinand-Braun-Platz 1, 40549 Düsseldorf, Ger-many, – herein also referred to as “VF Germany” – and (2) SCUR-Alpha 1539 GmbH (in future: Oak Consortium GmbH), a limited liability company incorporated under the laws of Germany, registered with the commercial register of the local court of Munich under register number HRB 278102, whose registered office is at c/o Latham & Watkins LLP, Dreischeibenhaus 1, 40211 Düsseldorf, Germany, – herein also referred to as “Investor” – VF Germany and the Investor are herein also referred to as the “Parties” and each of them as a “Party”. Preamble (A) Vodafone Group Plc is the parent company of VF Group, an international group providing telecommunication and technology services. (B) VF Germany is a wholly-owned indirect subsidiary of Vodafone Group Plc providing tele-communication and technology services in the German market. (C) VTG is the parent company of a European group of companies operating and marketing vertical passive mobile communications network infrastructure. The registered share capital of VTG of EUR 505,782,265.00 is divided in 505,782,265 no-par value shares (nennwertlose Stückaktien). VTG’s shares are listed on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange with simultaneous listing in the subsegment of the regulated mar-ket with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Ex-change. (D) At the date of this Agreement, VF Germany holds 413,347,708 no-par value shares in VTG (the “VF VTG-Shares”), corresponding to a shareholding of approx. 81.72% in VTG. The VF VTG-Shares are held by VF Germany in two separate securities deposits: 275,000,000 of the VF VTG-Shares are held in one sub-account (the “VF Sub-Account 1 VTG-Shares”) and 138,347,708 VF VTG-Shares are held in another sub-account (the “VF Sub-Account 2 VTG-Shares”). (E) The Investor is a German limited liability company which is indirectly jointly controlled by Global Infrastructure Management, LLC, and investment funds, vehicles and/or accounts advised and managed by various subsidiaries of KKR & Co. Inc. (F) VF Germany and the Investor intend to establish a Co-Controlled joint venture which shall hold the towers business of VTG Group (the “Transaction”). For such purpose VF Germany has already established MidCo 1, MidCo 2 and BidCo. MidCo 1, MidCo 2 and BidCo have

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. not prior to the date hereof, and will not prior to Closing, pursue any business activities other than the activities provided for in this Agreement. • MidCo 1 has a share capital of 25,000 shares (Geschäftsanteile), divided into 25,000 shares of a nominal amount of EUR 1.00 each. All shares in MidCo 1 are currently held by VF Germany. • MidCo 2 has a share capital of 25,000 shares (Geschäftsanteile), divided into 25,000 shares of a nominal amount of EUR 1.00 each. All shares in MidCo 2 are currently held by MidCo 1. • BidCo has a share capital of 25,000 shares (Geschäftsanteile), divided into 25,000 shares of a nominal amount of EUR 1.00 each. All shares in BidCo are currently held by MidCo 2. (G) In order to implement the Transaction, the Parties intend that: • BidCo will make a Takeover Offer for all shares in VTG, • VF Germany will, prior to Closing, contribute certain VF VTG-Shares to MidCo 1 against issuance of new shares in MidCo 1 to VF Germany, • The contributed VF VTG-Shares will then be rolled down for equity to MidCo 2 by contributing the shares as in-kind contribution as a capital increase to MidCo 2 against issuance of new shares in MidCo 2 to MidCo 1,, • Following satisfaction of the Closing Conditions • VF Germany will sell and transfer up to 50% of the shares in MidCo 1 to Investor subject to the condition precedent that BidCo acquires control within the meaning of Section 29 para. 2 Takeover Act over VTG, • MidCo 2 contributes the contributed VF VTG-Shares as in-kind contribution as a capital increase to BidCo against issuance of new shares in BidCo to MidCo 2, • Investor shall make a cash contribution to MidCo 1 in an amount of the In-vestor Equity Contribution (if any), and • VF Germany will sell and transfer certain VF VTG-Shares (if any) to BidCo. (H) Ultimately, subject to the provisions of this Agreement, the share capital of MidCo 1 is de-sired to be held by VF Germany (50%) and Investor (50%) (the “Target Shareholding”), and MidCo 1 will be the ultimate holding company which will (indirectly) hold the towers business of VTG Group. (I) Against this background, the Parties desire to set forth in this Agreement their respective rights and obligations in connection with the Transaction. NOW THEREFORE, the Parties agree as follows: 1 Interpretation 1.1 In this Agreement and the annexes to it, defined terms shall have the following meanings: “Acceptance Period” has the meaning set out in Clause 5.2.4;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. “Accounts Date” means 31 March 2022; “AcquiCo Group” or “AcquiCo Group Companies” means MidCo 1, MidCo 2 and BidCo. “AcquiCo Group Company” means each member of AcquiCo Group; “Affiliate” means − for an entity that is not a Fund and does not hold, directly or indirectly, shares in VTG for a Fund: any other entity that, directly or indirectly through one or more intermedi-aries, Controls, is Controlled by, or under common Control with such entity; and − for an entity that is a Fund or holds, directly or indirectly, shares in VTG for a Fund: any other entity that, directly or indirectly through one or more intermediaries, is Con-trolled by such Fund or the Fund Manager; excluding any portfolio companies, port-folio investments (and their respective holding companies) or investee of any Fund; “Agreed Offer Price” has the meaning set out in Clause 5.3.1; “Agreement” has the meaning set out in the Parties’ section; “Annual Accounts” means the Individual Annual Accounts and the Consolidated Annual Accounts; “BaFin” means the German Federal Financial Supervisory Authority (Bundesanstalt für Fi-nanzdienstleistungsaufsicht); “Best Efforts” means such any and all actions or omissions required, supportive or useful to fulfil the relevant obligation, including to (i) consider and explore more than one available avenue, if possible; (ii) subject to Law, take any and all steps to pursue those avenues; (iii) commit such management time as is required in pursuance of fulfilling the relevant obligation; and (iv) incur expenditures and assume Obligations; provided in each case that it shall not be required to act in any way which would be detri-mental to the relevant person’s group financial interests or to enter into any transactions which are not at commercially reasonable market standard terms. For the avoidance of doubt, Best Efforts shall not be construed as a responsibility for an achievement of the re-sults intended to be achieved by an obligation (Einstandspflicht für den Erfolg). “BidCo” means Blitz D22-277 GmbH (in the future Oak Holdings GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) in Düsseldorf under register number HRB 98923, whose office is at Ferdinand-Braun-Platz 1, 40549 Düsseldorf, Germany; “BidCo Capital Increase” has the meaning as set out in Clause 2.1.4(iv)a; “Breach” has the meaning set out in Clause 10.1.2; “Business” means the operation and marketing of vertical passive mobile communications network infrastructures;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. “Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Düs-seldorf, Germany, London, United Kingdom, Jersey, or New York, United States of America; “Capital Increases” means the BidCo Capital Increase together with the MidCo 1 Capital Increase and the MidCo 2 Capital Increase; “Claim” means any written demand, claim, complaint, notice of violation or any other written assertion of an Obligation, for any Loss, specific performance, injunctive relief, remediation or other equitable relief whether or not ultimately determined to be valid; “Closing” has the meaning set out in Clause 7.1; “Closing Actions” has the meaning set out in Clause 7.2; “Closing Conditions” has the meaning set out in Clause 6.1; “Closing Date” has the meaning set out in Clause 7.1; “Closing Minutes” has the meaning set out in Clause 7.3; “Co-Control” (including with correlative meaning, the term “Co-Controlled”) in relation to a person (the “Co-Controlled Person”) means the right of two or more persons (not being Affiliates) acting jointly to Control such Co-Controlled Person, whereby each of the Co-Con-trolling persons requires a person which is not an Affiliate to exercise Control over the Co-Controlled Person. Immediately following Closing, VF Germany and the Investor Co-Control, and do not Control, MidCo 1; “Co-Investors” mean (i) The Public Investment Fund, a government fund established in ac-cordance with Royal Decree No. M/24 dated 25/06/1391H (corresponding to 17/08/1971G) and regulated by the Law of The Public Investment Fund issued pursuant to Royal Decree No. M/92 dated 12/08/1440H (corresponding to 18/04/2019G) and an integral part of the Kingdom of Saudi Arabia, and (ii) Tower Bridge Infrastructure Partners, L.P., a limited part-nership formed under the laws of the State of Delaware, having its registered address at 251 Little Falls Drive, Wilmington, DE 19808, United States of America, registered with the Sec-retary of State of Delaware under registration number 7364147; “Communication” has the meaning set out in Clause 6.2.4; “Consolidated Annual Accounts” means the audited consolidated annual accounts of VTG Group including all notes to the accounts and the auditors’ reports thereon for the financial year ending on the Accounts Date. “Contract” means, with respect to any Person, all binding agreements, contracts, deeds, or other binding commitments, arrangements or plans (including any amendments and other modifications thereto), to which such Person is a party or is otherwise bound; “Control” (including with correlative meaning, the term “Controlled by”) means the right of one person alone, or together with its Affiliates, to appoint the majority of the directors or to control the management or policy decisions of a person, directly or indirectly, including by virtue of their shareholding or management rights or shareholders agreements or voting agreements, it being understood, however, that Co-Control does not constitute Control for the purposes of this Agreement; “Confidential Information” has the meaning set out in Clause 15.2.2; ;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. “CTHC Special Share Agreement” has the meaning set out in Clause 11.3.4; “Credit Agreements” means the OpCo Credit Agreement, the HoldCo Credit Agreement and the HoldCo Convertible Note; “Data Room” means the electronic data room operated by Datasite LLC during the period from 9 September to 7 November 2022, for the posting of documents for review by the In-vestor in connection with the Transaction, with the content as of 7 November 2022 as listed in the Data Room index attached hereto as Annex 1.1(a) and contained in the flash storage devices delivered to the German Notary at Signing; “DPLTA” has the meaning set out in Clause 2.1.2; “Due Diligence Investigation” has the meaning set out in Clause 10.5.4(i)(a); “Employee” has the meaning set out in Clause 15.1 of Annex 8; “Equity/Debt Commitment Letters” has the meaning set out in Clause 11.4.1; “Filings” has the meaning set out in Clause 6.2.3(i); “Fund” means any body corporate, partnership, superannuation scheme, pension fund, col-lective investment scheme or managed fund that (a) has been established to pool the re-sources of multiple underlying investors or utilise the resources of one underlying investor, (b) is managed and/or advised by a Fund Manager and (c) has been established to invest in a class of assets or investments, rather than in a single asset or investment; “Fundamental Warranties” means the VF Warranties of Clauses 1 through 4 of Annex 8; “Fund Manager” means an appropriately authorised person appointed (on an exclusive ba-sis) by a Fund to manage and/or advise that Fund on a day-to-day basis in relation to all or part of its assets and undertakings; “Further BidCo Shares” has the meaning as set out in Clause 4.4.1; “Further MidCo 2 Shares” has the meaning as set out in Clause 4.3.1; “GDPR” has the meaning set out in Clause 13(i) of Annex 8; “German Notary” means notary public Dr Florian Braunfels (business offices at Königsallee 31, 40212 Düsseldorf, Germany); “German Takeover Act” means the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz - WpÜG); “GIP Investor” means GIP Oak Aggregator, L.P., an exempted limited partnership registered in the Cayman Islands. “Governing Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company agreement, operating agreement, certificate of limited partnership, partnership and share-holder agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the formation, organisation or governance of a Person, including any amendments thereto; “Governmental Authority” means any national, federal, regional, state, city, local or other governmental agency, authority, administrative agency, regulatory body, commission, board,

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. bureau, instrumentality, court or arbitral tribunal having governmental or quasi-governmental power; “Group IP Rights” has the meaning as set out in Clause 8 of Annex 8; “HoldCo Convertible Note” has the meaning as set out in Clause 11.4.1; “HoldCo Credit Agreement” has the meaning as set out in Clause 11.4.2; “HoldCo Debt Commitment Letter” has the meaning as set out in Clause 11.4.2; “HoldCo Equity Commitment Letters” has the meaning as set out in Clause 11.4.2; “HoldCo Equity Financing” has the meaning as set out in Clause 11.4.1; “HoldCo Financing” means the HoldCo Equity Commitment Letters, HoldCo Credit Agree-ment and HoldCo Debt Commitment Letter; “IFRS” has the meaning set out in Clause 6.2 of Annex 8; “Indemnified Party” has the meaning set out in Clause 10.7.1; “Indemnifying Party” has the meaning set out in Clause 10.7.1; “Individual Annual Accounts” means the audited annual accounts of each VTG Group Company for the financial year ending on the Accounts Date including all notes to the ac-counts and auditors’ reports; “Information Technology” means computer and communication systems, hardware, soft-ware and associated documentation and services; “Initial Annual Budget” has the meaning set out in Clause 13.5; “Initial Business Plan” has the meaning set out in Clause 13.5; “Investor” has the meaning set out in the Parties’ section; "Investor Controlling Shareholders" means the GIP Investor and the KKR Investor as well as the Investor’s direct and indirect Controlling shareholders which are directly or indirectly Controlled by the GIP Investor or the KKR Investor, respectively. "Investor DPLTA/Squeeze-out Cost Share" means an amount equal to the overall costs to be borne by VF Germany under Clauses 13.4.1. and 13.4.2 multiplied with the percentage of Investor's shareholding in MidCo 1 from time to time; “Investor Equity Contribution” means an amount in Euro equal to [***]; “Investor Equity Contribution Capital Increase” has the meaning set out in Clause 7.2.1(i); “Investor Group” means the Investor and its Affiliates excluding VTG Group and AcquiCo Group; “Investor Warranty” or “Investor Warranties” has the meaning set out in Clause 9; “IP Rights” means patents, utility models, rights in inventions, know-how and trade secrets, trade marks, service marks, rights in trade names and business names, logos and rights in get-ups, rights in the goodwill, copyrights (including rights in software and rights in and to software codes), database rights and rights in data, design rights, domain names and URLs, and all other intellectual property rights and similar rights in any part of the world, in each

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. case, whether such rights are registered or unregistered and including registrations and ap-plications for registration of such rights; “Irish Bill” has the meaning set out in Clause 6.1.2(i); “Irrevocable Qualified Non-Tender Agreement” means the irrevocable qualified non-ten-der agreement in the form attached to this Agreement as Annex 5.2.3; “KKR Investor” means KKR Oak Aggregator LP, a limited partnership under the laws of the Province of Ontario, Canada, registered with 1000328418; “Knowledge Representatives” means Marco Pugliese, Marco Fontana, Julia Giese and Ankit Sharma ; “Law” means any applicable statute, law, treaty, ordinance, order, rule, directive, regulation, code, constitution, executive order, injunction, judgement, decree or other requirement of any Governmental Authority; “Leakage” has the meaning set out in Clause 12.2.1; “Lien” means any mortgage, encumbrance, pledge, security interest, lien, deed of charge, right of first refusal or first offer, floating charge or other charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agree-ment, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction; “Litigation” has the meaning set out in Clause 17 of Annex 8; “Longstop Date” has the meaning set out in Clause 16.1.2; “Losses” means all direct losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges and expenses, excluding (i) indirect damages, (ii) consequential losses, (iii) lost profits or revenues or lost opportunities, (iv) frustrated expenses (vergebliche Aufwendungen) within the meaning of sec. 284 German Civil Code (Bürgerliches Ge-setzbuch - BGB) or (v) internal costs; “Master Services Agreements” means the agreements entered into, or to be entered into, between VTG or any other member of VTG Group on the hand and VF Remaining Group on the other hand regarding, in particular, the lease of space on the passive infrastructure at, or any other provision of access to, sites of VTG Group Companies, and the provision of services by VTG Group Companies in this context, to VF Remaining Group or any of its Affiliates, in each case enabling it or any of them to install and operate its or any of their equipment for the purpose of operating a telecommunications network, in each case as amended from time to time; “Material Contract” has the meaning set out in Clause 10.1 of Annex 8; “Maximum Investor Investment” shall mean an amount of EUR [***]; "Merger Control Clearances" has the meaning set out in Clause 6.2.3(iv)(a); “MidCo 1” means Blitz D22-276 GmbH (in the future Oak Holdings 1 GmbH), a limited lia-bility company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Ger-many, registered with the commercial register of the local court (Amtsgericht) in Düsseldorf under register number HRB 98913, whose office is at Ferdinand-Braun-Platz 1, 40549 Düs-seldorf, Germany;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. “MidCo 1 Capital Increase” has the meaning set out in Clause 2.1.3(i)(a); “MidCo 1 Catch Up Sale Shares” has the meaning set out in Clause 3.2.1; “MidCo 1 Catch Up Sale Shares Purchase Price” means an amount in EUR equal to [***]; “MidCo 1 Sale Shares” shall mean shares in MidCo 1 (following implementation of the MidCo 1 Share Capital Increase and the Investor Equity Contribution Capital Increase, if any) in such number that their percentage in the overall share capital of MidCo 1 corre-sponds to (i) the MidCo 1 Sale Shares Investment Amount divided by (ii) (a) the total number of VTG Contribution Shares multiplied by the Agreed Offer Price (b) plus the Investor Equity Contribution, expressed as a percentage; “MidCo 1 Sale Shares Investment Amount” means an amount in Euro equal to the Maxi-mum Investor Investment minus the Investor Equity Contribution; “MidCo 1 Sale Shares SPA” has the meaning as set out in Clause 3.1; “MidCo 2” means Blitz D22-280 GmbH (in the future Oak Holdings 2 GmbH), a limited lia-bility company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Ger-many, registered with the commercial register of the local court (Amtsgericht) in Düsseldorf under register number HRB 98927, whose office is at Ferdinand-Braun-Platz 1, 40549 Düs-seldorf, Germany; “MidCo 2 Capital Increase” has the meaning set out in Clause 2.1.3(i)(b); “Minimum Cash Amount” means cash available at VTG Group in the amount of EUR [***]; “Net Financial Debt” means the amount of EUR [***]; “Non Disclosure Agreements” means (i) the non disclosure agreement entered into be-tween Vodafone Group Services Limited, VTG and Kohlberg Kravis Roberts & Co. Partners LLP on 20 July 2022 (as amended from time to time) and (ii) the non disclosure agreement entered into between Vodafone Group Services Limited, VTG and Global Infrastructure Man-agement, LLC on 17/18 July 2022 (as amended from time to time); “Notice” has the meaning set out in Clause 17.5.1; “Notified Claims” has the meaning set out in Clause 10.7.1; “Obligations” means, with respect to any Person, any duties, liabilities, covenants and ob-ligations of such Person, whether vested or unvested, absolute or contingent, conditional or unconditional, primary or secondary, direct or indirect, known or unknown, asserted or un-asserted, disputed or undisputed, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, and whether contractual, statutory or otherwise; “Official” has the meaning set out in Clause 12.2 of Annex 8; “Offer Document” means the offer document for the Takeover Offer in accordance with the German Takeover Act; “Offer Price” has the meaning set out in Clause 5.3.1; “OpCo Credit Agreement” has the meaning set out in Clause 11.4.2; “OpCo Debt Financing” has the meaning as set out in Clause 11.4.1;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. “Order” means any order, writ, ruling, decision, verdict, decree, assessment, award (includ-ing arbitration awards), judgment, stipulation, injunction, or other determination, decision or finding by, before, or under the supervision of any Governmental Authority; “Party” or “Parties” has the meaning set out in the parties’ section on page 1 of the Agree-ment; “Pension Schemes” has the meaning set out in Clause 15.4 of Annex 8; “Permitted Leakage” has the meaning set out in Clause 12.2.2; “Permitted Liens” means: (i) Liens and charges imposed by Law and incidental to the operation of the Business, if payment of the obligation secured thereby is not yet overdue or if the validity or amount of such obligation is being contested in good faith by a VTG Group Com-pany; (ii) Liens for Taxes, assessments, Obligations under employees’ compensation or other social welfare legislation or other requirements, charges or levies of any Govern-mental Authority, in each case not yet overdue or which are being contested in good faith by a VTG Group Company; (iii) easements, servitudes, rights-of-way and other rights, exceptions, reservations, con-ditions, limitations, covenants and other restrictions on the Real Property Interests that do not materially interfere with, materially impair or materially impede the oper-ation, value or use of the Real Property Interests affected thereby; (iv) pledges and deposits incurred in the ordinary course of business that do not materi-ally interfere with, impair or impede the Business; (v) any Liens consisting of rights reserved to or vested in any Governmental Authority that do not materially detract from the value or marketability of the property affected or interfere with, impede or impair the Business; (vi) mechanics’ and materialmen’s Liens and similar charges (i) not filed of record and not delinquent or (ii) filed of record but that do not exceed EUR 10,000,000 in the aggregate; (vii) Liens in respect of Orders with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained; (viii) non-exclusive licences in respect of IP Rights entered into in the ordinary course of business; or (ix) Liens that will be paid in full or released on or prior to Closing Date; “Pro-rata Principle” has the meaning set out in Clause 10.3.2; “Proceeding” means any action, case, lawsuit, arbitration, mediation, investigation, hearing, audit, examination, enquiry or other proceeding (including regulatory or administrative pro-ceedings) at law or in equity, commenced, brought, conducted or heard by or before, any Governmental Authority, or any mediator, arbitrator or board of arbitration; “Real Property Interest” means the real property owned or leased or otherwise used by a VTG Group Company, together with all fixtures, buildings and other structures, facilities or

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. improvements located thereon on Signing and all easements, licenses, rights and appurte-nances relating to the foregoing; “Regulatory Conditions” means the Closing Conditions set out in Clauses 6.1.1 and 6.1.2; “Reference Offer Price” has the meaning set out in Clause 5.3.2; “Related Agreements” means the Shareholders’ Agreement and the business combination agreement entered into in accordance with Clause 2.1.1; “Relationship Agreement” has the meaning set out in Clause 11.3.4; “Relevant Authorities” means all competition or foreign investment or other regulatory au-thorities to which filings need to be made or from which approval is required in the context of the Regulatory Conditions; “Relevant Persons” has the meaning set out in Clause 5.4.1; “Restricted Country” has the meaning set out in Clause 13.2 of Annex 8; “Sanctions” has the meaning set out in Clause 13.2 of Annex 8; “Shareholders’ Agreement” means the shareholders’ agreement which shall be entered into between VF Germany, the Investor and MidCo 1 on the Closing Date in accordance with Clause 7.2.6(i) and in the form as attached hereto in Annex 2.1.4(v); “Signing” means the date of this Agreement; “Structure Paper” has the meaning set out in Clause 2.1; “Stepped-up Offer Price” has the meaning set out in Clause 13.4; “Subsidiaries” means, in relation to a person, any person Controlled by such person; “Squeeze-out” has the meaning set out in Clause 2.1.2; “Takeover Offer” means the takeover offer for all shares in VTG in accordance with the German Takeover Act to be launched by BidCo; “Target Shareholding” has the meaning set out in Recital (H); “Tax” or “Taxation” means all forms of taxation, including governmental, national, regional, provincial, local and municipal charges, duties, customs, imposts, levies, subsidies, with-holdings, liabilities and social security contributions and other social security levies, includ-ing, for the avoidance of doubt but not limited to, tax and ancillary charge (Steuer und steuer-liche Nebenleistung) within the meaning of section 3 of the German Tax Code (Abgabenor-dung, AO) and under the laws of any other jurisdiction, Spanish taxes on constructions, in-stallations and works, taxes on installations with environmental impact, Greek stamp taxes, and Greek real estate taxes, as well as any interest, surcharge, fine or penalty in relation thereto wherever chargeable, in each case irrespective of whether owed or payable directly or by way of withholding, as a primary liability or as a secondary liability, or as a legal suc-cessor or transferee, or any liability under a tax sharing, tax allocation or similar arrangement or under any contractual arrangement entered into outside of the ordinary course of business to make payment of, or in respect of, or on account of, the aforementioned taxes, levies and charges. For the avoidance of doubt, Tax does not include deferred taxes;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. “Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Taxation or enforce-ment of any Law in relation to Tax and acting in its capacity as such; “Tax Benefit” means any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax (including, for the avoidance of doubt, any interest in respect of Tax) other than a Tax Refund. Any reference to the use or set-off of a Tax Benefit shall be construed accordingly and shall include use or set-off in part; “Tax Effective Date” means the Accounts Date; “Tax Refund” means any repayment of any Tax (including by way of set-off or deduction) or any right to such repayment (as the context requires), but reduced by any Tax thereon; “Tax Return” means any and all returns, applications, reports, claims for refund, notices, forms or information, preliminary filings, for the avoidance of doubt including self-assess-ments, and other written or electronically transferred materials and documents, which must be filed with or provided to the Tax Authorities in connection with Taxes; “Third Party Claim” has the meaning set out in Clause 10.7.4; “Transaction” has the meaning set out in Recital (F) of this Agreement; “Transaction Step Overview” has the meaning set out in Clause 2.1; “VAT” means any value added tax in the meaning of the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax as amended and as imple-mented in local Law or any kind of similar or comparable Tax in a jurisdiction outside of the European Union; “VF Germany” has the meaning set out in the Parties’ section; “VF Group” means VF Germany and its Affiliates; “VF Group Company” means each member of VF Group; “VF Remaining Group” means VF Group excluding VTG Group and MidCo 1, MidCo 2 and BidCo; “VF Sub-Account 1 VTG-Shares” has the meaning set out in Recital (D) of this Agreement; “VF Sub-Account 2 VTG-Shares” has the meaning set out in Recital (D) of this Agreement; “VF VTG-Shares” has the meaning set out in Recital (D) of this Agreement; “VF Warranty” or “VF Warranties” has the meaning set out in Clause 8; “VTG” means Vantage Towers AG, a listed stock corporation (Aktiengesellschaft) incorpo-rated under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) in Düsseldorf under register number HRB 92244, whose registered office is at Prinzenallee 11-13, 40549 Düsseldorf, Germany; “VTG Acquisition Shares” means the 47,319,218 VTG-Shares; “VTG Contribution Shares” means the sum of (i) VF Sub-Account 1 VTG-Shares, and (ii) VF Sub-Account 2 VTG Shares less the VTG Sold Shares. “VTG Contribution Shares Purchase Price” means an [***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. “VTG Group” means VTG and its Subsidiaries as well as, for the purposes of Clauses 3.1 of Annex 8 as well as the definition of Master Services Agreements only, Cornerstone Tele-communications Infrastructure Limited and Infrastructure Wireless Italiane S.p.A.; “VTG Group Company” means each member of VTG Group, provided that Cornerstone Telecommunications Infrastructure Limited and Infrastructure Wireless Italiane S.p.A. shall only be considered as VTG Group Companies to the extent forming part of the VTG Group as per the preceding definition; “VTG Management Board” means the management board (Vorstand) of VTG; “VTG Refinancing” means the refinancing of certain outstanding indebtedness under bonds issued by VTG (including any applicable premia, make-whole or other amounts relating thereto). “VTG Supervisory Board” means the supervisory board (Aufsichtsrat) of VTG; “VTG Share” means each ordinary voting share of the issued share capital of VTG; “VTG Sold Shares” means such number of VTG-Shares equalling (i) the VTG Acquisition Shares, less (ii) the number of VTG Shares tendered into the Takeover Offer, provided that the number must not be lower than zero. “VTG Sold Shares Purchase Price” means an amount in EUR equal to the number of the VTG Sold Shares multiplied by the Agreed Offer Price; and “VTG Sold Shares SPA” has the meaning set out in Clause 7.2.5(i). 1.2 Unless otherwise specified, in this Agreement 1.2.1 References to clauses, sub-clauses, paragraphs, annexes and schedules are to clauses, sub-clauses and paragraphs of, and schedules and annexes to, this Agree-ment. The schedules and annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the annexes and schedules. 1.2.2 References to any document or agreement include a reference to that document or agreement as varied, amended, supplemented, substituted or assigned from time to time in accordance with this Agreement (as applicable). 1.2.3 References to a statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, modified, re-enacted or consolidated, and shall include any subordinate legislation made from time to time under that statute or statutory provision, provided that nothing in this Clause 1.2.3 shall operate to increase the liability of any Party beyond that which would have existed had this Clause 1.2.3 been omitted. 1.2.4 References to books, records or other information mean books, records or other in-formation in any form, including paper, electronically stored data, magnetic media, film and microfilm. 1.2.5 All headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement. 1.2.6 The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words which precede them and the word

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. “including” means including without limitation (and all derivative terms are to be con-strued accordingly). 1.2.7 The words “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”. 1.2.8 Any provision of this Agreement which is expressed to bind more than one person shall, save where inconsistent with the context, bind each of them severally and not jointly and severally. 1.2.9 References to the winding up or liquidation of a person include any equivalent or analogous procedure under the Law of any jurisdiction under which that person is incorporated, domiciled or resident or carries on business or has assets. 1.2.10 No provision of this Agreement shall be interpreted adversely against a Party, solely because that Party was responsible for drafting that provision (contra proferentem). 1.2.11 The use of any gender includes the other genders. 1.2.12 References to a country include any successor thereto, or any other country subse-quently comprising all or part of such country, provided that a reference to a country shall at any time only comprise such territory referred to at Signing. 1.2.13 If a word or phrase is defined, other grammatical forms of that word shall have a corresponding meaning. 1.2.14 General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words. Likewise, general words introduced by the word “other” shall not be given a restric-tive meaning by reason of the fact that they are preceded by words indicating a par-ticular class of acts, matters or things. 1.2.15 Where a German term has been added in parenthesis after an English term, only such German term shall be decisive for the interpretation of the relevant English term in relation to a German matter or a matter of German Law whenever such English term is used in this Agreement. English words used in this Agreement are intended to describe German legal concepts only and the consequences of the use of those words in English Law or any other foreign Law shall be disregarded. In respect of any jurisdiction other than Germany, a reference to any German legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction. 1.2.16 Any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight. 1.2.17 References to times are to Central European (Summer) Time (unless otherwise specified). 1.2.18 References to “€”, “EUR” or “euros” are to the lawful currency of the Eurozone and reference to any amount in such currency shall be deemed to include reference to an equivalent amount in any other currency by using the exchange rate of the rele-vant currency officially determined by the European Central Bank, Frankfurt am Main, Germany, as of the relevant time and as published on its website under http://www.ecb.europa.eu/stats/exchange/eurofxref/html/index.en.html. For curren-cies for which the European Central Bank does not officially determine an exchange

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. rate, the exchange rate as published by Bloomberg PROFESSIONAL® Service at 2:00 p.m. CET on the relevant date shall apply. For currencies for which Bloomberg PROFESSIONAL® Service does not officially determine an exchange rate, the ex-change rate in effect at the relevant time as used by the bank with which the MidCo 1 holds its principal account shall apply. 1.2.19 Words in the singular shall include the plural and the plural shall include the singular. 1.2.20 References to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established. 1.2.21 References to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or part-nership (whether or not having separate legal personality). 1.2.22 Unless a contrary indication appears, references to a “member” shall be construed so as to refer to any firm, company, corporation, any other body corporate and any joint venture, association or partnership (whether or not having separate legal per-sonality) and not to the individuals representing or otherwise acting on behalf of it. 1.2.23 References to writing or in writing shall include email. 2 Transaction Steps 2.1 Implementation Steps The Parties agree to the following steps to implement the Transaction as substantially further set forth in the “Project Oak – Draft Strawman Structure Paper” dated 8 November 2022 prepared by PricewaterhouseCoopers LL, a copy of which is attached as Annex 2.1 (the “Structure Paper”) as explicitly or implicitly amended by the overview of the sequence of the transaction steps attached hereto as Annex 2.1-1 (the “Transaction Step Overview”): 2.1.1 First, VF Germany, BidCo and VTG shall enter into a business combination agree-ment substantially in the form attached hereto as Annex 2.1.1; 2.1.2 Second, the Parties agree that, without undue delay after Signing, BidCo shall (x) announce the intention to publish the Takeover Offer simultaneously with the an-nouncement of the Transaction, and (y) publish the Takeover Offer following clear-ance of the Offer Document by BaFin as further set out in Clause 5. Simultaneously with the announcement of the decision to launch the Takeover Offer, BidCo shall announce its firm intention to (A) conclude a domination and profit and loss transfer agreement pursuant to section 291 para. 1 sentence 1 of the German Stock Corporation Act between BidCo as dominating entity and VTG as dominated entity at the earliest with effect as from 1 April 2023 (the “DPLTA”), and/or (B) imple-ment a squeeze-out of the minority shareholders of VTG in accordance with the Ger-man Stock Corporation Act if the relevant threshold is reached or exceeded (the “Squeeze-out”). 2.1.3 Third, the Parties agree that, prior to Closing, and further set out in Clause 4 (i) VF Germany shall, or as the case may be, procure that

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

(a) the VTG Contribution Shares are contributed by VF Germany by way of a capital increase against contribution in kind (*Sachkapitalerhöhung*) into MidCo 1 against issuance of new shares in MidCo 1 to VF Germany (the "**MidCo 1 Capital Increase**"),

(b) the VTG Contribution Shares are contributed by MidCo 1 by way of a capital increase against contribution in kind (*Sachkapitalerhöhung*) into MidCo 2 against issuance of new shares in MidCo 2 to MidCo 1 (the "**MidCo 2 Capital Increase**"), and

(ii) VF Germany shall procure that the MidCo 1 Capital Increase and the MidCo 2 Capital Increase shall be (x) resolved and executed, and (y) following contribution and transfer of the VTG Contribution Shares to MidCo 1 and MidCo 2, respectively, immediately filed for registration with the commercial register of MidCo 1 and MidCo 2, respectively; and VF Germany shall take all measures and actions that are reasonably necessary to achieve such registrations without undue delay and shall refrain from those measures and actions which could reasonably foreseeably prevent or delay such registrations; and

2.1.4 **Fourth**, following satisfaction of the Closing Conditions and prior to or on the Closing Date, as the case may be,

(i) Investor shall make a cash contribution to MidCo 1 in an amount of the Investor Equity Contribution (if any),

(ii) MidCo 2 shall draw debt financing under the OpCo Credit Agreement, in an amount that is (when taken together with the amount of the Investor Equity Contribution (if any)) sufficient to finance the payment by Bidco in respect of the VTG Shares tendered into the Takeover Offer (if any) and the purchase price for the VTG Sold Shares

(iii) VF Germany shall, subject to the terms of this Agreement, sell and transfer to the Investor at least the MidCo 1 Sale Shares and the Investor shall accept such sale and transfer pursuant to and in accordance with Clause 3.1 and Clause 7.2.1,

(iv) the VTG Sold Shares shall be sold and transferred from VF Germany to BidCo pursuant to Clause 7.2.5,

(iv)a VF Germany shall procure that (a) the VTG Contribution Shares are contributed by MidCo 2 by way of a capital increase against contribution in kind (*Sachkapitalerhöhung*) into BidCo against issuance of new shares in BidCo to MidCo 2 (the "**BidCo Capital Increase**") and (b) the BidCo Capital Increase shall be (A) resolved and executed with immediate effect, and (B) registered in due course thereafter with the commercial register of BidCo,

(v) the Parties shall enter into the Shareholders' Agreement in the form as attached hereto in Annex 2.1.4(v); and

(vi) the further Closing Actions shall be taken pursuant to Clause 7.2.

2.1.5 **Fifth**, the Takeover Offer shall be settled pursuant to Clause 5.5.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 2.1.6 Sixth, the Parties agree that AcquiCo Group and VTG Group shall be funded as set forth in the Structure Paper, in particular, the Parties shall procure that MidCo 2 shall draw debt financing under the OpCo Credit Agreement, and shall procure that the required proceeds are advanced to the relevant members of VTG Group, in an amount sufficient to enable funding the VTG Refinancing in full as well as the pay-ment of all related fees, costs and expenses. In case of any discrepancies between the Structure Paper and this Agreement, the Trans-action Step Overview or the Related Agreements, this Agreement, the Transaction Step Overview or the Related Agreements shall prevail. 2.2 Procurement obligation The Investor and VF Germany shall each procure (so far as they lawfully can), and ensure that its respective representatives exercise their rights and act within their powers (so far as they lawfully can) to procure: 2.2.1 compliance with, giving effect to, and execution of, all provisions of this Agreement, in particular in case this Agreement appears to impose any obligations on a AcquiCo Group Company or a VTG Group Company which is not a party to this Agreement; and 2.2.2 that MidCo 1, MidCo 2 and BidCo and their respective managing directors comply with, give effect to and execute all provisions of this Agreement, subject always to Law as well as any duties imposed by Law on the managing directors. 2.3 Target Shareholding in MidCo 1 2.3.1 The Investor shall use Best Efforts to achieve the Target Shareholding in MidCo 1 as of Closing by attracting new equity co-investors for this purpose and to draw addi-tional HoldCo debt (taken out by the Investor under the HoldCo Financing in the context of the transactions contemplated by this Agreement) pro rata to the additional equity investment. 2.3.2 The Investor shall provide to VF Germany on a regular basis, but in any case bi-weekly or upon request of VF Germany, information on the status of selecting and approaching of, and negotiating with, potential co-investors in the context of Clause 2.3.1 and the process to obtain EUR [***] of syndication. Investor shall in particular notify VF Germany in case of any material negotiations (either scheduled, planned or envisaged) with potential co-investors without undue delay as well as their results. 2.3.3 If a potential co-investor has committed an investment, the Investor is obliged to use such investment solely for the purpose of acquiring shares in MidCo 1 from VF Ger-many. 2.3.4 Clauses 2.3.1 and 2.3.3 do not apply to the ongoing equity syndication process of Investor to obtain EUR [***] of syndication. 3 Sale and Transfer 3.1 Sale and Transfer of MidCo 1 Sale Shares Subject to the terms of this Agreement, VF Germany hereby undertakes to sell and transfer to the Investor the MidCo 1 Sale Shares and the Investor hereby undertakes to accept such sale and transfer by entering into the share sale and transfer agreement substantially in the

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. form as attached hereto in Annex 3.1 (the “MidCo 1 Sale Shares SPA”) on the Closing Date as set forth in Clause 7.2.4(i). The sale and transfer of the MidCo 1 Sale Shares to the In-vestor shall be subject to the condition precedent of BidCo acquiring control over VTG within the meaning of Section 29 para. 2 Takeover Act. Investor is entitled to request, with written Notice to VF Germany by no later than five (5) Business Days prior to the Closing Date, that the number of MidCo 1 Sale Shares is in-creased to a total number of shares representing up to 50% of the registered share capital of MidCo 1 following implementation of the MidCo 1 Share Capital Increase and the Investor Equity Contribution Capital Increase, if any. The VTG Contribution Shares Purchase Price shall increase accordingly. If and to the extent the MidCo 1 Capital Increase has not been registered with the competent commercial register as of Closing, the transfer of the MidCo 1 Sale Shares from VF Germany to the Investor shall be subject to the registration of the MidCo 1 Capital Increase with the commercial register of MidCo 1. For the avoidance of doubt, if by the time the MidCo 1 Sale Shares SPA is executed the MidCo 1 Capital Increase has not yet been registered with the commercial register of MidCo 1, VF Germany shall (i) sell and transfer with immediate effect already existing shares in MidCo 1 and (ii) sell and transfer, subject to the condition precedent of the MidCo 1 Capital Increase being registered with the commercial register of MidCo 1, new MidCo 1 Shares issued in the MidCo 1 Capital Increase, in each case in such amounts that the target participation of Investor set forth in the definition of MidCo 1 Sale Shares is reached. 3.2 Sale and Transfer of Additional MidCo 1 Sale Shares 3.2.1 If the Target Shareholding in MidCo 1 has not been achieved as of Closing by sale and transfer of the MidCo 1 Sale Shares (as potentially increased pursuant to Clause 3.1), VF Germany herewith undertakes to sell and transfer, upon Investor's request to be issued to VF Germany until [***] the latest, to Investor a number of shares in MidCo 1 up to such amount of shares required to be purchased and ac-quired by Investor to reach the Target Shareholding (the “MidCo 1 Catch Up Sale Shares”) by entering into the share sale and transfer agreement substantially in the form as attached hereto in Annex 3.2.1. The purchase price payable by Investor for any MidCo 1 Catch Up Sale Shares is the MidCo 1 Catch Up Sale Shares Purchase Price. For the avoidance of doubt, Investor may exercise its rights under this Clause 3.2.1 more than once until the Target Shareholding is achieved. 3.2.2 The Investor shall pay to VF Germany the MidCo 1 Catch Up Sale Shares Purchase Price against simultaneous transfer (Zug-um-Zug) of the MidCo 1 Catch Up Sale Shares. 4 Capital Increases and Subscriptions 4.1 General provisions 4.1.1 VF Germany shall implement the measures in connection with the Capital Increases set out in Clauses 4.2 and 4.3 as soon as legally permissible after the number of VTG Contribution Shares is finally determinable (which will at the latest be upon lapse of the additional acceptance period of the Takeover Offer). VF Germany shall implement the measures in connection with the BidCo Capital Increase set out in Clause 4.4 following satisfaction of the Closing Conditions whereby the contribution and in rem transfer of the VTG Contribution Shares from MidCo 2 to BidCo shall in any event be effected on the Closing Date (but in no case prior to entering into (i)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. the MidCo 1 Sale Shares SPA and (ii) the Shareholders' Agreement on the Closing Date). 4.1.2 The new shares in BidCo, MidCo 2 and MidCo 1 issued in the context of the respec-tive Capital Increases shall be ordinary voting shares of the same class, having the same rights and obligations as the existing shares of BidCo, MidCo 2 and MidCo 1. 4.1.3 The issue price for each new share in BidCo, MidCo 2 and MidCo 1 issued under or in connection with this Agreement shall be EUR 1.00. 4.1.4 VF Germany shall procure that the managing directors of BidCo, MidCo 2 and MidCo 1 will execute and deliver all such documents and undertake all such actions as required to immediately file for registration of the Capital Increases in accordance with this Agreement. 4.2 MidCo 1 Capital Increase In respect of the MidCo 1 Capital Increase: 4.2.1 VF Germany shall contribute the VTG Contribution Shares by way of capital in-creases against contribution in kind (Sachkapitalerhöhung) into MidCo 1 against the issuance of a corresponding number of shares in MidCo 1 to VF Germany. 4.2.2 For the purpose of the MidCo 1 Capital Increase, VF Germany shall as shareholder of MidCo 1 adopt resolutions on the increase of the registered share capital of MidCo 1 in a certain EUR amount against the contribution of the VTG Contribution Shares by way a capital increase against contribution in kind (Sachkapitalerhöhung) by issuing a certain number of shares in MidCo 1 to VF Germany. 4.2.3 VF Germany shall transfer the VTG Contribution Shares to MidCo 1 in two tranches as a contribution in kind (Sacheinlage). 4.2.4 VF Germany shall subscribe to the newly issued shares in MidCo 1. 4.3 MidCo 2 Capital Increase Subject to the filing for registration of the MidCo 1 Capital Increase with the commercial register of MidCo 1, in respect of the MidCo 2 Capital Increase: 4.3.1 VF Germany shall procure that MidCo 1 contributes the VTG Contribution Shares by way of capital increases against contribution in kind (Sachkapitalerhöhung) into MidCo 2 against the issuance of a corresponding number of shares in MidCo 2 (the “Further MidCo 2 Shares”) to MidCo 1. 4.3.2 For the purpose of the MidCo 2 Capital Increase, VF Germany shall procure that MidCo 1 as shareholder of MidCo 2 adopts resolutions on the increase of the regis-tered share capital of MidCo 2 in a certain EUR amount against the contribution of the VTG Contribution Shares by way a capital increase against contribution in kind (Sachkapitalerhöhung) by issuing the Further MidCo 2 Shares to MidCo 1. 4.3.3 VF Germany shall procure that MidCo 1 transfers the VTG Contribution Shares in two tranches to MidCo 2 as a contribution in kind (Sacheinlage). 4.3.4 VF Germany shall procure that MidCo 1 subscribes to the Further MidCo 2 Shares.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 4.4 BidCo Capital Increase Subject to the filing for registration of the MidCo 2 Capital Increase with the commercial register of MidCo 2, in respect of the BidCo Capital Increase: 4.4.1 VF Germany shall procure that MidCo 2 contributes the VTG Contribution Shares by way of capital increases against contribution in kind (Sachkapitalerhöhung) into BidCo against the issuance of a corresponding number of shares in BidCo (the “Fur-ther BidCo Shares”) to MidCo 2, provided that the contribution and transfer of the VTG Contribution Shares shall be effected on the Closing Date (but in no case prior to entering into (i) the MidCo 1 Sale Shares SPA and (ii) the Shareholders' Agree-ment). 4.4.2 For the purpose of the BidCo Capital Increase, VF Germany shall procure that MidCo 2 adopts resolutions on the increase of the registered share capital of BidCo in a certain EUR amount against the contribution of the VTG Contribution Shares by way a capital increase against contribution in kind (Sachkapitalerhöhung) by issuing the Further BidCo Shares to MidCo 2. 4.4.3 VF Germany shall procure that MidCo 2 transfers the VTG Contribution Shares in two tranches to BidCo as a contribution in kind (Sacheinlage). Such contributions and the in rem transfer of the VTG Contribution Shares from MidCo 2 to BidCo shall be effected on the Closing Date, but in no case prior to entering into (i) the MidCo 1 Sale Shares SPA and (ii) the Shareholders' Agreement. 4.4.4 VF Germany shall procure that MidCo 2 subscribes to the Further BidCo Shares. 4.5 VAT The Parties consider that the transactions anticipated by this Agreement are exempt from or not subject to VAT, and shall treat the transactions accordingly. VF Germany shall not waive any exemption from VAT. 5 Takeover Offer 5.1 Voluntary Offer 5.1.1 The Parties agree that upon Closing, the Transaction would trigger the obligation of BidCo, MidCo 2, MidCo 1 and the Investor as well as entities Controlling the Investor to publish the acquisition of control over VTG and to launch a mandatory takeover offer (Pflichtangebot) in accordance with sec. 35 et seqq. German Takeover Act. 5.1.2 The mandatory takeover offer obligations shall be pre-empted by the Takeover Offer as a voluntary takeover offer (befreiendes Übernahmeangebot) in accordance with secs. 29 et. seqq., 35 para. 3 German Takeover Act that shall be carried out by BidCo with mandatory offer releasing effect for BidCo, MidCo 2, MidCo 1, Investor and the entities Controlling the Investor. 5.2 Takeover Offer Process and Documents 5.2.1 Without undue delay after the date of this Agreement, BidCo shall announce its in-tention to launch the Takeover Offer pursuant to section 10 para. 1 sentences 1 and 2, para. 3 German Takeover Act in the form as attached hereto as Annex 5.2.1. 5.2.2 BidCo shall, in each case of (i) through (iv), following due consultation of all Parties, (i) prepare the Offer Document as well as any additional documentation required

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. pursuant to the German Takeover Act, (ii) submit the Offer Document to BaFin pur-suant to sec. 14 para. 1 German Takeover Act by no later than 7 December 2022, (iii) publish the Offer Document without undue delay after the clearance of the pub-lication of the Offer Document by BaFin and (iv) carry out any other actions required under the German Takeover Act or Law with regard to the Takeover Offer. BidCo shall only make such changes to the Offer Document in the BaFin review period as are either required as a result of a request by BaFin or agreed to by both VF Ger-many and the Investor. 5.2.3 Without undue delay after the date of this Agreement, VF Germany shall enter into the irrevocable qualified non-tender agreement (including a securities account block-age agreement) with BidCo in the form as attached hereto in Annex 5.2.3 (the “Ir-revocable Qualified Non-Tender Agreement”). 5.2.4 The acceptance period of the Takeover Offer pursuant to sec. 16 para. 1 German Takeover Act (the “Acceptance Period”) shall be no more than 6 weeks, unless extended due to mandatory legal provisions. 5.2.5 The Takeover Offer shall be financed through debt at MidCo 2 level with MidCo 2 advancing the funds to BidCo on the basis of a shareholder loan agreement or equity contribution or combination thereof. For this purpose, the Parties shall procure that MidCo 2 shall take all necessary steps under and in connection with the OpCo Credit Agreement (having regard to required timing requirements for drawdowns) to draw down and make available to BidCo (in the manner contemplated in the Structure Paper) such EUR amount as is necessary and within the applicable timeframes to enable BidCo to satisfy BidCo’s payment obligations under the VTG Sold Shares SPA and in respect of the VTG Shares tendered into the Takeover Offer (if any). 5.2.6 The Takeover Offer shall only be subject to satisfaction of the Regulatory Conditions by not later than 31 December 2023. 5.3 Offer Price 5.3.1 The Offer Document shall provide for an offer consideration in cash (the “Offer Price”) of EUR 32.00 for each VTG Share (the “Agreed Offer Price”). 5.3.2 If due to any action, other than a Permitted Action, in particular an acquisition of shares in VTG, (i) by a relevant member of VF Group before Closing or a relevant member of the VF Remaining Group after Closing or (ii) by a member of Investor Group prior to or after Closing, the Offer Price is increased pursuant to sec. 31 para. 4, 5 or 6 German Takeover Act and exceeds the Agreed Offer Price, (the “Reference Offer Price”), irrespective of the point in time at which such increase of the Agreed Offer Price occurs (i.e. including any increase even after settlement of the Takeover Offer), VF Germany (in case of a respective action by a member of VF Group prior to Closing or the VF Remaining Group after Closing) or the Investor (in case of a respective action by a member of the Investor Group prior to or after Closing), as applicable, shall indemnify BidCo by way of a contribution (into MidCo 1 and from MidCo 1 into MidCo 2 and from MidCo 2 into BidCo) for the additional costs incurred by BidCo as a result of the Reference Offer Price exceeding the Agreed Offer Price. "Permitted Action" means any action which is explicitly permitted under this Agree-ment other than the Capital Increases.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 5.3.3 If any Party raises concerns after the date of this Agreement that a Permitted Action may result in an increase of the Offer Price pursuant to sec. 31 para. 4, 5 or 6 Ger-man Takeover Act, the Parties shall discuss in good faith to assess the risk and to undertake measures to mitigate the risk if required. 5.4 Standstill 5.4.1 Each of the Parties hereby confirms that neither it nor any of its respective Affiliates (together the “Relevant Persons”) have acquired or agreed to acquire VTG Shares or other instruments in VTG for a purchase price exceeding the Agreed Offer Price within the six (6) month period prior to Signing. 5.4.2 Without the prior written approval of the respective other Party, for a period com-mencing on the date hereof and ending [***] after the announcement of the results for the initial acceptance period for the Takeover Offer pursuant to section 23 para. 1 sentence 1 no. 2 German Takeover Act, neither Party shall, and each Party shall procure that its Relevant Persons will not, (i) acquire, offer to acquire, enter into, continue, solicit, facilitate or encourage any discussion, enquiry or proposal from, or discussions or negotiations with any person regarding a (possible) acquisition of any shares or other instru-ments in VTG, (ii) procure or induce another person to acquire or to effect any of the matters set forth in this Clause 5.4.2, or (iii) enter into an agreement or arrangement to effect any of the matters set forth in this Clause 5.4.2, provided, however that the restrictions set forth in this Clause 5.4.2 shall not apply to a) any acquisition of shares or interest in VTG by BidCo through the Takeover Offer or in connection with this Agreement; b) any discussions, arrangements or agreements with and acquisitions from ad-ditional anchor shareholders of VTG to tender their respective VTG-Shares into the Takeover Offer at the Agreed Offer Price; or c) any acquisition of shares or other instruments in VTG by BidCo following BidCo’s announcement pursuant to section 23 para. 1 sentence 1 no. 2 Ger-man Takeover Act which is exempted from the minimum pricing rules pursu-ant to section 31 para. 5 German Takeover Act. 5.5 Completion of the Takeover Offer BidCo shall complete the Takeover Offer without undue delay after satisfaction of all Regu-latory Conditions as set forth in the Offer Document, but in any case after Closing. If the Regulatory Conditions are not met, or not met in time, BidCo shall release the tendered shares from the Takeover Offer without undue delay after non-satisfaction of the Regulatory Conditions as set forth in the Offer Document. 6 Conditions to Closing 6.1 Closing Conditions

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. The obligations of VF Germany and the Investor to perform the Closing Actions shall be subject to the conditions precedent (aufschiebende Bedingungen) in this Clause 6.1 (the “Closing Conditions”): 6.1.1 Merger control clearances (i) The European Commission and/or, in case the European Commission makes a partial or full referral in accordance with Article 4(4) or Article 9 of the European Union Merger Control Regulation, the competent national competition authority of each EU Member State concerned, has approved the Transaction including the settlement of the Takeover Offer or the Trans-action including the settlement of the Takeover Offer is deemed to be ap-proved. (ii) The Governmental Authorities in charge of merger control in China, Costa Rica, and Turkey, in each case, having approved the Transaction including the settlement of the Takeover Offer or, where relevant, the Transaction in-cluding the settlement of the Takeover Offer is deemed to be approved in accordance with the relevant competition laws (together with those set forth in Clause 6.1.1(i), the “Merger Control Clearances”). (iii) Approval shall also be deemed to have been granted for the purposes of the Closing Conditions referred to in Clause 6.1.1(i) and Clause 6.1.1(ii) if, in each case, the Governmental Authority has declared itself to be not compe-tent or has decided that filing of the Transaction including the settlement of the Takeover Offer is not required for other reasons, or has declared that the Transaction including the settlement of the Takeover Offer can be completed without prior approval. (iv) Approval shall further be deemed to have been granted for the purposes of the Closing Conditions referred to in Clause 6.1.1(i) and Clause 6.1.1(ii) if any regulatory or legislative amendment makes the Transaction including the settlement of the Takeover Offer not subject to prior approval under the rele-vant merger control regimes. (v) If any of the Governmental Authorities approve the Transaction including the settlement of the Takeover Offer subject to conditions, obligations or other requirements the Closing Conditions referred to in Clause 6.1.1(i) and Clause 6.1.1(ii) shall only be fulfilled once Closing is permitted pursuant to such conditions, obligations or other requirements. 6.1.2 Foreign investment control clearances (i) The Governmental Authorities in charge of foreign direct investment control in the Czech Republic, Germany, Italy, Romania, Spain and the UK in each case, having approved the Transaction including the settlement of the Take-over Offer or, where relevant, the Transaction including the settlement of the Takeover Offer is deemed to be approved in accordance with the relevant foreign direct investment control laws and if (a) the Screening of Third Coun-try Transactions Bill 2022 (the “Irish Bill”) which is currently in the legislative process in Ireland is enacted and enters into force prior to completion of the Takeover Offer and following its entry into force the Transaction is, or prior to the completion of the Takeover Offer becomes, a “notifiable transaction” (as

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. currently defined in section 9 of the Irish Bill), (b)(i) the Irish Governmental Authority in charge of foreign direct investment control having approved the Transaction, (ii) the Transaction including the settlement of the Takeover Of-fer is deemed to be approved pursuant to the provisions of the Irish Bill as enacted or (iii) a filing and/or notification is required but does not have a sus-pensory effect (the “Foreign Investment Control Clearances”). (ii) If from Signing until the Closing, any Governmental Authority or the legislator in a country where Vantage Group has material assets enacts, enters or en-forces any applicable law, act, decree, ordonnance, governmental coopera-tion agreement or equivalent that makes the consummation of the Transac-tion illegal without the approval of the competent foreign investment authori-ties, Investor and Vodafone Group Plc. shall jointly determine whether the approval of these competent authorities shall constitute a Closing Condition. (iii) Approval shall also be deemed to have been granted for the purposes of the Closing Conditions referred to in Clause 6.1.2(i) if, in each case, the Govern-mental Authority has declared itself to be not competent or has decided that filing of the Transaction including the settlement of the Takeover Offer is not required for other reasons, or has declared that the Transaction including the settlement of the Takeover Offer can be completed without prior approval. (iv) Approval shall further be deemed to have been granted for the purposes of the Closing Conditions referred to in Clause 6.1.2(i) if any regulatory or leg-islative amendment makes the Transaction including the settlement of the Takeover Offer not subject to prior approval under the relevant foreign invest-ment control regimes. (v) If any of the Governmental Authorities approve the Transaction including the settlement of the Takeover Offer subject to conditions, obligations or other requirements the Closing Conditions shall only be fulfilled once Closing is permitted pursuant to such conditions, obligations or other requirements. 6.1.3 The supervisory board (Aufsichtsrat) of VF Germany has approved the consumma-tion of this Agreement. If and once the supervisory board (Aufsichtsrat) of VF Ger-many has approved the consummation of this Agreement, VF Germany shall promptly inform the Investor of such decision by way of a Notice. VF Germany shall at any point in time be entitled to waive the Closing Condition set out in this Clause 6.1.3 and undertakes to declare such waiver if after the supervisory board meeting convened for 11 November 2022 it has received a binding instruction from its share-holders instructing it to consummate this Agreement (in accordance with its terms) and/or exercise the waiver of the Closing Condition set out in this Clause 6.1.3. If the Closing Condition in this Clause 6.1.3 is not satisfied or waived by 15 December 2022, Investor shall be entitled to withdraw from this Agreement. 6.1.4 Between Signing and the expiration of the acceptance period under the Takeover Offer, no Law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any Govern-mental Authority in a member state of the European Union, the United Kingdom or the United States of America and which is in force at the end of the acceptance period

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. under the Takeover Offer prohibits or makes illegal the consummation of the Trans-action including the settlement of the Takeover Offer or the acquisition of ownership of VTG Shares by BidCo. 6.2 Satisfaction of Regulatory Conditions 6.2.1 VF Germany and the Investor shall be jointly responsible for obtaining the Merger Control Clearances and the Foreign Investment Control Clearances from the Gov-ernmental Authorities where joint filings need to be made and shall be individually responsible where individual filings need to be made by either Party. VF Group and Investor shall in each case jointly agree on the strategy of the Parties (in a manner to obtain the Merger Control Clearances and Foreign Investment Control Clearances from the Governmental Authorities as soon as reasonably possible and consistent with the terms of this Agreement) and align with respect to the communications, meetings or proceedings with any relevant Governmental Authority. VF Group shall be responsible for the alignment with VTG Group. 6.2.2 VF Germany and the Investor shall, and shall procure that (i) each member of the AcquiCo Group, (ii) each member of the VF Remaining Group, (iii) the KKR Investor, (iv) the GIP Investor, (v) the Investor Controlling Shareholders and (vi) the Co-Inves-tors, as well as their advisors where relevant shall, cooperate to satisfy the Regula-tory Conditions as soon as reasonably practical. Subject to Clause 6.2.3(iv) through Clause 6.2.3(vi) below, VF Germany and the Investor shall, and shall procure that (i) each member of the AcquiCo Group, (ii) each member of the VF Remaining Group, (iii) the KKR Investor, (iv) the GIP Investor, (v) the Investor Controlling Shareholders and (vi) the Co-Investors shall take any and all actions and do all things necessary, supportive, proper or advisable to procure the satisfaction of the Regulatory Condi-tions by the end of the initial period of review by the Governmental Authorities (i.e. without the need for a second phase of investigation). 6.2.3 Cooperation referred to in Clause 6.2.2 above shall include, without prejudice to the generality of this clause in particular: (i) The preparation and filing, as soon as reasonably possible after Signing, of the submissions, notifications and filings to be made in order to procure the satisfaction of the Regulatory Conditions (the “Filings”) or, as appropriate, initiating prenotification discussions with the relevant Governmental Authori-ties in order to obtain the required approvals and preparing and filing re-sponses to requests for information made by any relevant Governmental Au-thority; (ii) Assistance with the preparation of any Filings or prenotification discussions, responses to requests for information made by any relevant Governmental Authority and the preparation of potential remedies, including, in each case, the provision of all information, as promptly as reasonably practicable and in a complete and accurate form, which is available and that is reasonably nec-essary to that end; (iii) At reasonable request and with reasonable prior notice, attending any meet-ings or hearings with any relevant Governmental Authority, including tele-phone or video conference calls. (iv) With respect to the Merger Control Clearances:

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

(a) Investor shall procure that [***].

(b) Subject to Clause 6.2.3(vi), [***].

(c) Investor shall not, and shall procure that the GIP Investor or KKR Investor shall not, directly or indirectly, enter into or effect any acquisitions that would reasonably likely prejudice the satisfaction of the Merger Control Clearances.

(v) Investor shall procure that the Foreign Investment Control Clearances are obtained from the competent foreign investment authorities and that each and every impediment that may be asserted by any competent foreign investment authority is avoided or eliminated, so as to enable VF Germany and Investor to consummate the Transaction on the earliest possible date, but in any event prior to the Longstop Date, including, if any competent foreign investment authority is prepared to grant a Foreign Investment Control Clearance or otherwise clear the Transaction only subject to restrictions or obligations, regardless of whether or not imposed in binding orders (*Anordnungen*) or agreed upon with any competent foreign investment authority in public law contracts (*öffentlich-rechtliche Verträge*) or otherwise, Investor shall, and shall procure that any of its Investor Controlling Shareholders and the Co-Investors shall, (i) propose and accept the imposition of restrictions or obligations, (ii) enter into any public law contracts (*öffentlich-rechtliche Verträge*) or otherwise agree with the competent foreign investment authorities with regard to the imposition of restrictions or obligations, and (iii) fully comply with any restrictions or obligations imposed, provided in each case (i) to (iii) that (a) Investor shall only propose or agree on restrictions, obligations or other arrangements relating to the VF Group Companies or VTG Group Companies or the Business with the prior approval of Vodafone Group Plc. (to be granted in the form of Notice) and (b) subject to Clause 6.2.3(vi), nothing in this Section 6.2 shall be construed so as to require the Investor and/or its Investor Controlling Shareholders to propose and/or accept restrictions, obligations or other arrangements that lead to (x) an acquisition of less than 30% of the shares in MidCo 1 by Investor or (y) an adverse change to the Investor's rights in MidCo 1 in respect of the (i) Key Shareholder Rights and/or (ii) transfer of shares by VF Germany, in both cases (i) and (ii) compared to the rights provided for under the Shareholders' Agreement, it being understood that a potential regulatory requirement to set-up information ringfencing measures would not give rise to an adverse change of Investor's rights in MidCo 1 within the meaning of item (i) and (ii) and it being further understood that the Parties shall, in case the Investor and/or its Investor Controlling Shareholders is requested to accept such restrictions, obligations or other arrangements, first use reasonable efforts to find a mutual solution to avoid any such restrictions, obligations or other arrangements while, at the same time, obtain the required clearances.

(vi) [***]

6.2.4 Before making any material notification, filing, submission, response or other communication (whether orally, in writing, in electronic format or otherwise) other than of a purely administrative nature (each a "**Communication**") to a Governmental Authority with respect to its review of merger control and foreign investment control

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. filings made or to be made under this Agreement, the Party making such Communi-cation shall: (i) provide draft copies of the Communication (or in respect of an oral Commu-nication an indication of the proposed content of such oral Communication) together with copies of any supporting documentation or other relevant ma-terial, where necessary after redaction of any confidential information be-longing to the disclosing Party and/or any third party, to the other Party rea-sonably in advance; (ii) take due consideration of any reasonable comments made by the respective other Party who shall communicate any comments promptly so as not to de-lay the submission of the Communication to any Governmental Authority it being understood that Communications shall only be made in a form agreed between the Parties; and (iii) provide, in each case, the final version of the Communication submitted to the Governmental Authority, together with copies of any supporting docu-mentation or other relevant material, where necessary after redaction of any confidential information belonging to the disclosing Party and/or any third party, to the other Party as soon as reasonably possible after submission. (iv) Both Parties shall have the right to attend any material meetings including telephone and video conferences with Governmental Authorities in the con-text of merger control and foreign investment control notifications made or to be made with any relevant Governmental Authorities. Each Party shall where possible inform the respective other Party of any such upcoming meetings with sufficient notice in order to enable it to participate in any such meetings. In case one Party and its advisors do not attend a meeting with a Govern-mental Authority the Party that participated in the meeting (or the advisors of which participated in such meeting) shall provide the respective other Party with the minutes of the meeting. 6.2.5 The cooperation duties foreseen in Clauses 6.2.1, 6.2.3 and 6.2.4 shall apply mutatis mutandis should the Parties decide to submit Filings to additional Governmental Au-thorities or should the Parties receive questions from such other Governmental Au-thorities. 6.3 Evidence VF Germany shall give evidence to the Investor and the Investor shall give evidence to VF Germany of the satisfaction of a Closing Condition or of the impossibility to satisfy such Closing Condition, in each case without undue delay after becoming aware of the same. 7 Closing 7.1 Closing Place and Date The closing of the Transaction (the “Closing”) shall take place prior to completion of the Takeover Offer at Linklaters’ offices in Düsseldorf, Germany, at 9 a.m. Central European Time (or such earlier time on such day as required to execute Closing prior to completion of the Takeover Offer) on the 8th banking day in the meaning of the Offer Document immediately following the day on which the satisfaction of the Closing Conditions contained in Clause 6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. has been published or such other location, time or date as may be agreed in writing between VF Germany and the Investor (the “Closing Date”). 7.2 Closing Actions At Closing, VF Germany and the Investor shall simultaneously (Zug-um-Zug) execute and deliver the following documents, or procure that such documents are executed and deliv-ered, and take the following actions or procure that such actions are taken in the order set forth in the Transaction Step Overview and otherwise in the order set forth below (together the “Closing Actions”): 7.2.1 Investor shall make a cash contribution to MidCo 1 in an amount equal to the Inves-tor Equity Contribution (if any) as follows: (i) VF Germany shall as shareholder of MidCo 1 adopt a resolution on the in-crease of the registered share capital of MidCo 1 against the contribution in cash of the Investor Equity Contribution by way of a cash capital increase (Barkapitalerhöhung) by issuing new shares in MidCo 1 to Investor (the “In-vestor Equity Contribution Capital Increase”). The amount of new shares to be issued to Investor shall be determined in such way that, following the capital increase, Investor's proportionate shareholding in MidCo 1 corre-sponds to the proportion of the Investor Equity Contribution to the sum of the Investor Equity Contribution and the value of the VTG Contribution Shares valued at the Agreed Offer Price. A sample calculation is attached hereto as Annex 7.2.1(i). (ii) The Investor shall pay the amount of the Investor Equity Contribution to MidCo 1’s bank account as specified by MidCo 1. (iii) Investor shall subscribe to the newly issued shares in MidCo 1. 7.2.2 Midco 1 shall make a cash contribution to MidCo 2 in an amount equal to the Investor Equity Contribution (if any) by way of a cash capital increase (Barkapitalerhöhung) by issuing new shares in MidCo 2 to Midco 1 or by way of a payment into the free capital reserves of MidCo 2 or otherwise. 7.2.3 Midco 2 shall make a cash contribution to BidCo in an amount equal to the Investor Equity Contribution (if any) by way of a cash capital increase (Barkapitalerhöhung) by issuing new shares in BidCo to Midco 2 or by way of a payment into the free capital reserves of BidCo or otherwise. 7.2.4 Transfer of MidCo 1 Sale Shares (i) VF Germany and the Investor shall effect the sale and transfer of the MidCo 1 Sale Shares by executing the MidCo 1 Sale Shares SPA. The transfer of the MidCo 1 Sale Shares from VF Germany to the Investor shall be subject to the condition precedent of BidCo acquiring control over VTG within the meaning of Section 29 para. 2 Takeover Act. (ii) The Investor shall procure that all necessary steps are taken under and in connection with the HoldCo Financing and the Equity/Debt Commitment Let-ters (having regard to required timing requirements for drawdowns) to ensure that it receives sufficient funds as required to fulfil the Investor’s payment obligations under the MidCo 1 Sale Shares SPA at Closing.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. (iii) Upon (x) BidCo becoming the owner of the VTG Contribution Shares and (y) the Investor having been provided with the copies referred to in Clause 7.2.4a, the Investor shall pay to VF Germany the VTG Contribution Shares Purchase Price as purchase price for the sale and transfer of the MidCo 1 Sale Shares. 7.2.4a VF Germany shall procure that after the BidCo Capital Increase having been re-solved upon, MidCo 2 effects the contribution and in rem transfer of the VTG Contri-bution Shares to BidCo on the Closing Date. VF Germany shall deliver to the Investor a copy of (y) the executed resolution on the BidCo Capital Increase, and (z) the ex-ecuted transfer agreement relating to the in rem transfer of the VTG Contribution Shares to BidCo.” 7.2.5 Transfer of VTG Sold Shares (i) VF Germany shall sell and transfer, and BidCo shall accept the sale and transfer of the VTG Sold Shares, each by signing the share sale and transfer agreement substantially in the form as attached hereto in Annex 7.2.5(i) (the “VTG Sold Shares SPA”). (ii) MidCo 2 shall take all necessary steps under and in connection with the OpCo Credit Agreement (having regard to required timing requirements for drawdowns) to draw down and make available to BidCo (in the manner con-templated in the Structure Paper) such EUR amount as is necessary and within the applicable timeframes to enable BidCo to satisfy BidCo’s payment obligations under the VTG Sold Shares SPA and in respect of the VTG Shares tendered into the Takeover Offer (if any). (iii) BidCo shall pay to VF Germany the VTG Sold Shares Purchase Price as purchase price for the sale and transfer of the VTG Sold Shares (if any). 7.2.6 Related Agreements (i) The Parties shall enter into the Shareholders’ Agreement in the form as at-tached hereto in Annex 2.1.4(v). 7.2.7 Further actions (i) VF Germany shall deliver to the Investor evidence of the waiver of the rele-vant [***]. (ii) VF Germany shall deliver to the Investor evidence of the termination [***]. (iii) VF Germany and Investor shall enter into [***]. 7.3 Closing Minutes At Closing, VF Germany and the Investor shall confirm to each other in writing that the Clos-ing Conditions have been fulfilled and the Closing Actions have been taken in accordance with this Agreement (the “Closing Minutes”). The legal effect of the Closing Minutes shall be to serve as prima facie evidence that all Closing Conditions have been fulfilled and all Closing Actions have been taken. However, the execution of the Closing Minutes shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement or under applicable Law. 7.4 Registration of Investor Equity Contribution Capital Increase

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

Without undue delay following payment of the Investor Equity Contribution amount to the bank account as specified by MidCo 1 pursuant to Clause 7.2.1(ii) and subject to BidCo acquiring control over VTG within the meaning of Section 29 para. 2 Takeover Act, VF Germany and Investor shall procure that the resolution on the Investor Equity Contribution Capital Increase will be immediately filed for registration with the competent commercial register. The Parties shall take all measures and actions that are reasonably necessary to achieve such registration without undue delay and shall refrain from those measures and actions which could reasonably foreseeably prevent or delay such registration.

7.4a Registration of BidCo Capital Increase

Without undue delay following contribution and transfer of the VTG Contribution Shares to BidCo, VF Germany and Investor shall procure that the resolution on the BidCo Capital Increase will be immediately filed for registration with the competent commercial register. The Parties shall take all measures and actions that are reasonably necessary to achieve such registration without undue delay and shall refrain from those measures and actions which could reasonably foreseeably prevent or delay such registration.

7.5 Right to Defer Closing

If a Closing Action pursuant to Clause 7.2 has not been executed and delivered by an obliged Party, the respective other Party shall have the right to defer all or individual Closing Actions and thus Closing, for a period reasonably determined by such Party, provided that under no circumstances Closing may be deferred to after the Long Stop Date. If the respective Party exercises such right, the other Party's right to terminate pursuant to Clause 16.1 shall be suspended for the period by which Closing is deferred.

8 VF Germany's Representations and Warranties

VF Germany guarantees by way of an independent promise of warranty (*selbständiges Garantieversprechen*) pursuant to sec. 311 German Civil Code, and exclusively with the remedies pursuant to Clause 10, that the statements set forth in [***] (the "**VF Warranties**" or each a "**VF Warranty**") are true and correct as of the date of this Agreement and the statements set forth in [***] are also true and correct as of the Closing Date.

The Investor acknowledges that the VF Warranties are being provided on the basis of information received from the management of the VTG Group in the form of due-inquiry declarations and that (i) none of the facts, matters, circumstances or statements made by the management as part of these declarations have been independently researched or verified by VF Germany and (ii) VF Germany is under no obligation to independently research or verify any of the facts, matters, circumstances or statements made by the management as part of these declarations and that the omission to carry out any such research or verification shall not provide the basis for any claims against VF Germany based on fraud (*Arglist*) or the argument that statements have been made in the absence of sufficient information (*ins Blaue hinein gemachte Angaben*).

9 Investor's Representations and Warranties

The Investor guarantees by way of an independent promise of warranty (*selbständiges Garantieversprechen*) pursuant to sec. 311 German Civil Code, and exclusively with the remedies pursuant to Clause 10, that the statements set forth in [***] (the "**Investor Warranties**" or a "**Investor Warranty**") are true and correct as of the date of this Agreement and, unless expressly stated otherwise in this Agreement, as of the Closing Date.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 10 Legal Consequences 10.1 Exhaustive Provisions Subject to mandatory Law, in particular sec. 123 (wilful deceit – arglistige Täuschung) or sec. 276 para. 3 (wilful misconduct – Vorsatz) German Civil Code, 10.1.1 the VF Warranties and the warranties provided for in Clause 12 are exhaustive and no further warranties shall be deemed to be given by VF Germany; the Investor acknowledges that the relevant warranties contained in this Agreement (including in Clause 8 and 12) are the only representations, warranties or other assurances of any kind given by VF Germany on which the Investor may rely (and has relied) in entering into this Agreement; 10.1.2 the provisions set forth in this Clause 10 shall be exhaustive and shall apply instead and to the exclusion of any and all remedies available to the Investor under the Law (i) in the event of any of VF Warranties being incorrect when made in accordance with this Agreement or (ii) in the event of any other covenant or obligation of VF Germany arising from or relating to this Agreement being breached (collectively a “Breach”) and except for the rights of indemnification provided for in Clauses 5.3.2, 12, 13.4 and 14, the Investor hereby waives and releases any Claim or cause of action by Law or otherwise against VF Germany or its Affiliates regarding Obligations or Losses of any nature whatsoever, and; 10.1.3 Any further liability of VF Germany and any differing or further rights or Claims of the Investor other than explicitly provided for in this Agreement, irrespective of their na-ture or legal basis, – including without limitation, the statutory right of rescission (Anfechtung) or withdrawal (Rücktritt), to claim remediation (Nacherfüllung) or to claim damages (Schadensersatz) or reimbursement of futile expenditure (Ersatz vergeblicher Aufwendungen) – are hereby expressly excluded and waived, in partic-ular, without limitation, (i) arising from or in connection with defects in quality or title (Sach- oder Rechtsmängel), (ii) from incorrectness of any of VF Warranties’, (iii) breach of any contractual or pre-contractual obligation, (iv) tort, (v) interference with the contractual basis (Störung der Geschäftsgrundlage), or (vi) any other basis. 10.2 VF Germany’s Reasonable Knowledge To the extent that the VF Warranties are restricted to VF Germany’s “reasonable knowledge”, this shall mean that none of the persons listed in Annex 10.2-A has, at the relevant point in time, after having made reasonable enquiries with the persons listed in Annex 10.2-B, posi-tive knowledge or reasons to believe that the statement concerned was incorrect, had it been made without the “reasonable knowledge” restriction. 10.3 VF Germany’s Liability In the event of a Breach, VF Germany shall put the Investor or, at the election of Investor, the respective AcquiCo Group Company or the respective VTG Group Company (as appli-cable) in the position in which the Investor, the relevant AcquiCo Group Company or the relevant VTG Group Company would be in, if the VF Warranty had been correct, or had the Breach not occurred, in each case subject to the following: 10.3.1 To the extent possible, the Investor shall first give VF Germany the opportunity to factually remedy (Naturalrestitution) the Breach within four weeks after being re-quested to do so by the Investor.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

10.3.2 If VF Germany fails or is unable to achieve this factual remediation within the four-week-period or if it is not possible to factually remedy the Breach, VF Germany shall compensate by way of contribution the respective AcquiCo Group Company or the respective VTG Group Company (wherever the Loss has occurred) or, if neither a AcquiCo Group Company nor a VTG Group Company has incurred a Loss, shall compensate the Investor, in each case by way of monetary damages (*Schadensersatz in Geld*) for all Losses suffered by the respective AcquiCo Group Company, the respective VTG Group Company or, if neither a AcquiCo Group Company nor a VTG Group Company has incurred a Loss, the Investor as a result of such Breach, provided that in case of a Breach of any VF Warranty which results in a Loss of a member of the AcquiCo Group or VTG Group, any Losses compensable as a consequence thereof shall only comprise the Losses incurred at the level of the respective member of the AcquiCo Group or VTG Group,

(i) such Losses multiplied by one hundred percent (100%) in case an AcquiCo Group Company or VTG Group Company is the respective compensated company; and otherwise

(ii) multiplied by the pro rata equity participation (*durchgerechnete Beteiligungsquote*) of Investor in case of the Investor being the compensated company;

(the "**Pro-rata Principle**"). The Pro-rata Principle shall also apply *mutatis mutandis* to any benefits received by a member of the AcquiCo Group or VTG Group, in particular for offsetting benefits pursuant to Clause 10.5.6.

10.3.3 For the avoidance of doubt, in the event that VF Germany remedies the Breach, VF Germany shall also compensate an affected AcquiCo Group or VTG Group Company or, if neither any AcquiCo Group or VTG Group Company has incurred a Loss, the Investor by way of monetary damages (*Schadensersatz in Geld*) for all Losses suffered by the respective AcquiCo Group Company or VTG Group Company or, if neither any AcquiCo Group Company nor any VTG Group Company has incurred a Loss, the Investor during the period prior to the remedy of the Breach, thereby applying the Pro-Rata Principle.

10.4 Indemnification Provisions for the Benefit of VF Germany

The Investor shall in case of a Loss of VF Germany or any of its Affiliates, subject to the limitations set forth in this Agreement and at the sole discretion of VF Germany, contribute cash to MidCo 1, in each case in such amount as necessary (which implies that, in case of a contribution of cash to MidCo 1, e.g. if Investor holds 50% of the shares in MidCo 1, 200% of the Loss need to be contributed to MidCo 1; a sample calculation is attached hereto as Annex 10.4) to put VF Germany or any of its Affiliates in the same position VF Germany or any of its Affiliates would be in if it or they had not incurred the respective Loss, in each case if and to the extent the respective Loss arises out of or is related to (i) the breach of any Investor Warranty contained in this Agreement when made or (ii) the breach of any covenants or Obligations of the Investor contained in this Agreement, provided, in each case of (a) and (b), that the limitations to VF Germany's liability pursuant to Clauses 10.1, 10.3, 10.5.1, 10.5.2, 10.5.3, 10.5.5, 10.5.6, 10.5.8, 10.5.10 (provided that any covenants or Obligations of Investor included in Clause 6.2 shall only be limited by Clause10.5.10(iii)), 10.6 and 10.7 shall apply *mutatis mutandis* to such Investor's liability.

10.5 Limitations to VF Germany's Liability

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 10.5.1 Changes in Legislation VF Germany shall not be liable under or in connection with this Agreement to the extent that such liability would not have occurred but for the passing of, or change in, any Law (including any increase in the rates of Taxes) or any mandatory interpre-tation of Law which occurred after Signing. 10.5.2 Changes Attributable to the Investor VF Germany shall not be liable under or in connection with this Agreement in respect of any Obligation or Loss resulting from, or increased by (but, in the latter case, only to the extent of the actual increase in such Obligation or Loss), (i) any voluntary act or omission of the Investor or any of the Investor’s Affiliates (including, after Closing, the VTG Group Companies), or their respective di-rectors, officers, employees, agents or other representatives, including any changes in the accounting methods or principles of the Investor or any of the Investor’s Affiliates or (ii) any act or omission expressly agreed in, and in compliance with, this Agree-ment, the Related Agreements or otherwise expressly requested or ex-pressly approved by the Investor. 10.5.3 Non-Compliance by the Investor (i) VF Germany shall not be liable under or in connection with this Agreement in respect of a Claim to the extent the Investor does not comply with its obli-gations under Clause 10.7 to the extent the relevant Loss has been in-creased (or caused) as a result of such non-compliance. (ii) The Investor shall procure that all reasonable measures in the meaning of sec. 254 German Civil Code are taken and all reasonable assistance is given to avoid or mitigate any Losses and VF Germany shall not be liable if and to the extent the Investor breaches such obligation to mitigate. 10.5.4 VF Germany’s Disclosure / Investor’s Knowledge (i) The Investor acknowledges and agrees that: (a) during the period from 18 July 2022 to 8 November 2022, the Investor has performed, with the assistance of professional advisors, a due diligence investigation with respect to the VTG Group, AcquiCo Group and the MidCo 1 Sale Shares, the Business as operated by the VTG Group prior to or at Signing and has had, amongst others, (i) access to the strategic, commercial, technical, operational, finan-cial, tax, legal and other information provided in the Data Room, (ii) the opportunity to submit questions to and receive answers from VF Germany and/or VTG on any matter that it deemed proper and nec-essary for the purpose of entering into this Agreement, and (iii) ac-cess to the senior management of VTG (together the “Due Diligence Investigation”); the documents which were displayed in the Data Room and all additional written information provided in the context of the Due Diligence Investigation have been stored on a flash storage device and handed over to the German Notary to be taken into cus-tody pursuant to an escrow agreement substantially in the form of the

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. draft attached hereto as Annex 10.5.4(i)(a). The Parties are entitled at any time to request from the German Notary access to the stored documents, if and to the extent the requesting Party deems such ac-cess necessary to enforce any right it may have or to defend against any right of the respective other Party under this Agreement or the Related Agreements; (b) in the Due Diligence Investigation, the Investor, its representatives and advisers have had sufficient opportunity to review any and all information made available to them; and (c) the Due Diligence Investigation was in form, scope and substance to the Investor’s satisfaction and the Investor has raised with VF Ger-many any and all issues which it considered relevant in connection with the transactions contemplated by this Agreement. (ii) Investor’s Knowledge VF Germany shall not be liable under or in connection with this Agreement in respect of any Breach to the extent that the Investor or any of its repre-sentatives has on the date of this Agreement knowledge of the underlying facts constituting such Breach, or Investor or any of its Knowledge Repre-sentatives (i) would have had such knowledge on the date of the Agreement if it had made proper enquiries (except for a Breach of Fundamental Warran-ties), or (ii) acquires such knowledge after the date of this Agreement and the Closing is consummated without the Investor having expressly reserved its rights arising from the relevant Breach by way of Notice to VF Germany. In particular, without limitation, the following facts shall be deemed known by the Investor on the date of this Agreement (except with respect to the Fun-damental Warranties): (a) all matters expressly disclosed, expressly contained or expressly re-ferred to in this Agreement or the Related Agreements; (b) all matters that are reasonably apparent from the content of materials made available to the Investor or its representatives in the Data Room prior to the date of this Agreement in such a way that they could reasonably be expected to be identified by a prudent business person or by a relevant Knowledge Representative; (c) all matters disclosed in writing in the expert sessions in connection with the transactions contemplated by this Agreement by or on behalf of VF Germany, VTG or its representatives or advisors to the Investor or its representatives, in each case in connection with the Due Dili-gence Investigation; (d) all matters disclosed, provided for or noted (to the extent of such pro-vision or note) or referred to in the Annual Accounts or are reasonably apparent from the content of the prospectus dated 8 March 2021 in relation to the public offering of shares in VTG and for the admission of VTG’s shares to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the subsegment of the regulated market

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange (*Frankfurter Wertpapierbörse*) in such a way that they could reasonably be expected to be identified by a prudent business person or by a relevant Knowledge Representative;

(e) all matters otherwise disclosed in writing by or on behalf of VF Germany or VTG to the Investor or its representatives in connection with the transactions contemplated in this Agreement;

(f) all matters which are or were publicly available in commercial registers or on the website of VTG in the period beginning from 1 June 2022 until five (5) Business Days prior to Signing.

10.5.5 Investor's Rights to Recover

VF Germany shall not be liable under or in connection with this Agreement to the extent that:

(i) the damage giving rise to a Claim is covered by an insurance of any AcquiCo Group Company or VTG Group Company, the Investor or any of the Investor's Affiliates, or

(ii) the Investor, a AcquiCo Group Company or a VTG Group Company has a valid claim for compensation of, or indemnification from, the respective damage against a third party.

10.5.6 Offsetting Benefits

VF Germany shall not be liable under or in connection with this Agreement in respect of any Claim to the extent of any existing or future offsetting benefits, savings or other quantifiable financial advantages accruing or attributable to the Investor, a AcquiCo Group Company or a VTG Group Company on account of the matters or circumstances giving rise to such Claim, including any Tax Benefits. Future offsetting benefits, savings or other quantifiable financial advantages shall be valued at their net present value calculated at a discount rate of [***] p.a.

10.5.7 Inclusion in the Annual Accounts or Business Plan

VF Germany shall not be liable under or in connection with this Agreement in respect of any claim to the extent that the specific matter giving rise to such Claim has been taken into account in (i) the Annual Accounts as a write-off (*Abschreibung*), value adjustment (*Wertberichtigung*), provision (*Rückstellung*) or liability (*Verbindlichkeit*) or (ii) the business plan provided to Investor in the context of the Due Diligence Investigation.

10.5.8 Ne bis in idem

The Investor or any other person shall not be entitled to recover from VF Germany more than once in respect of the same Loss (including arising from Leakage) suffered. The foregoing shall apply in particular where one and the same set of facts (*Sachverhalt*) qualifies under more than one provision and therefore entitling the Investor to a Claim under or in connection with this Agreement. In this case, only the more specific provision shall apply and VF Germany's Obligations shall be determined exclusively based on such more specific provision.

10.5.9 Overstatements/Understatements/Allowances/Provisions

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. If and to the extent that: (i) the amount of any allowance, provision or reserve (including any allowance, provision or reserve taken into account in calculating the net value of an as-set) made in the Annual Accounts or otherwise taken into account or reflected therein is found to be in excess of, or unnecessary in respect of, the matter for which such allowance, provision or reserve was made, (ii) any sum is received by a VTG Group Company in respect of any asset which has previously been written off as irrecoverable in the Annual Accounts, or (iii) the value of any asset in the Annual Accounts is understated or any liability in the Annual Accounts is overstated, the amount of such excess, unnecessary allowance, provision or reserve, receipt, understatement or overstatement shall, to the extent relating to the fact pattern con-stituting a relevant Breach, be credited against and applied in relieving VF Germany from any liability it would otherwise incur in respect of a respective Claim under or in connection with this Agreement. 10.5.10 De minimis, Basket, Cap (i) Except for the rights of specific performance, Breaches of Fundamental War-ranties, Payments under Clause 13.4 and indemnification provided for in Clause 5.3.2 and 12, Claims under this Agreement can only be made if: (a) the liability agreed or determined in respect of a single Claim exceeds an amount of EUR [***]; and (b) the aggregate amount of the Claims exceed an amount of EUR [***]. If the thresholds in lit (a) are and (b) are exceeded, in each case the entire amount shall be taken into account. Any single Claim where the liability agreed or determined for any Claim does not exceed the threshold in lit (a) shall for all purposes be disregarded. (ii) The aggregate liability of VF Germany under this Agreement, except for Claims under Clause 5.3.2, 12, 13.4 and Breaches of Fundamental Warran-ties but including Claims under Annex 14, shall be limited to a maximum amount of EUR [***]. (iii) The overall liability of VF Germany under this Agreement, including for Claims under Clause 5.3.2, 12 and 13.4 and Breaches of Fundamental Warranties, and all other Losses, Obligations and Taxes shall be limited to an aggregate maximum amount corresponding to the EUR-amount of[***]. (iv) [***]. 10.6 Time Limitation The claims of the Investor under this Agreement shall become time-barred as follows: 10.6.1 Claims arising from a Breach of Fundamental Warranties shall become time-barred [***] after the date of this Agreement; 10.6.2 All Claims arising from any other Breach, except for Breaches of Clause 12 shall become time-barred [***] after the Closing Date;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 10.6.3 All Claims arising from a Breach of Clause 12, shall become time barred [***] after the Closing Date; 10.6.4 All Claims arising from Annex 14 shall be time-barred [***]. Secs. 203 et seqq. German Civil Code shall apply. 10.7 Conduct of Claims 10.7.1 Notification VF Germany or the Investor, as the case may be (for purposes of this Clause 10.7, an “Indemnified Party”) shall give Notice to the indemnifying Party (for purposes of this Clause 10.7, an “Indemnifying Party”) of any Breach within the time period de-fined in Clause 10.7.2. Such Notice shall specify in reasonable detail for each indi-vidual Breach all underlying facts constituting the Breach, the legal basis for a po-tential claim and the amount or estimated amount of the Losses suffered by the In-demnified Party, a AcquiCo Group Company or VTG Group Company, as the case may be, in result of the Breach and shall be submitted together with documents which enable the Indemnifying Party to assess the merits of any claims in respect of the relevant Breach and the amount or estimated amount of the Losses arising from the Breach. The Indemnified Party’s claims so notified are herein referred to as “No-tified Claims”. 10.7.2 Time Limit for Notification The Indemnified Party shall make the notification in accordance with Clause 10.7.1 with [***] after it has obtained actual knowledge of the underlying facts constituting the relevant Breach. This [***] period shall be reduced as appropriate if the urgency of the matter requires a swifter notification to the Indemnifying Party so as to enable the Indemnifying Party to effectively exercise its rights under this Clause 10.7. 10.7.3 Investigation by the Indemnifying Party In connection with any matter or circumstance that may give rise to a claim against Indemnifying Party under this Agreement the Indemnified Party shall allow, and shall exercise all rights available to it to ensure that the respective AcquiCo Group Com-panies or VTG Group Companies allow, the Indemnifying Party and its financial, ac-counting, tax or legal advisers to investigate the matter or circumstance alleged to give rise to a Claim and whether and to what extent any amount is payable in respect of such Claim. In particular, all material and documents relating to the relevant Claim of which the Indemnified Party and/or the relevant AcquiCo Group Company and/or VTG Group Company are aware shall be disclosed without undue delay, and all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and rec-ords, as the Indemnifying Party, or its financial, accounting, tax or legal advisers may reasonably request shall be given without undue delay (unverzüglich). The Indemni-fying Party hereby undertakes to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question. All reason-able expenses of the Indemnified Party, the relevant AcquiCo Group Company and VTG Group Company caused by such disclosure and assistance, other than internal costs such as labour or overhead costs, shall be borne by [***]. 10.7.4 Third Party Claims

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. In the event that a Claim against the Indemnified Party, a AcquiCo Group Company or a VTG Group Company is asserted, made, threatened or filed by a third party (excluding any Tax Authority but including any other Governmental Authority) which results, or which the Indemnified Party believes to result, from a Breach of the In-demnifying Party (the “Third Party Claim”) the following shall apply: (i) The Indemnified Party shall inform the Indemnifying Party by way of a Notice about the Third Party Claim and, to the extent known to the Indemnified Party, its amount, and shall provide to the Indemnifying Party copies of the documents required to examine the substance of the Third Party Claim to the extent they are available to the Indemnified Party. In case such docu-ments are available to a AcquiCo Group Company or VTG Group Company, the Indemnified Party shall exercise all rights available to it to ensure that such AcquiCo Group Company or VTG Group Company provides copies of such documents. (ii) No admissions in relation to such Third Party Claim shall be made by or on behalf of the Indemnified Party or any of its Affiliates and the Indemnified Party shall exercise all rights available to it to ensure that neither any Ac-quiCo Group Company nor any VTG Group Company will make any such admission, and the Indemnified Party shall not, and shall exercise all rights available to it to ensure that neither any AcquiCo Group Company nor any VTG Group Company will, compromise, dispose of or settle any Third Party Claim without the prior written consent of the Indemnifying Party. (iii) If the Indemnifying Party wishes to defend the Indemnified Party or the re-spective AcquiCo Group Companies or VTG Group Companies against the Third Party Claim in its name and on its behalf, the Indemnifying Party shall give Notice to the Indemnified Party of such decision within a period of three weeks after having been duly notified of the Third Party Claim in accordance with Clauses 10.7.1 and 10.7.2. To the extent legally possible, the Indemni-fied Party shall, and shall exercise all rights available to it to ensure that each AcquiCo Group Company and VTG Group Company will, upon such notifi-cation put the Indemnifying Party in a position under which it is entitled to take any action it deems necessary to defend, appeal, compromise or settle the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties) at its sole discretion in the name and on behalf of the Indemnified Party or the respective AcquiCo Group Companies or VTG Group Companies. Notwithstanding the Indemnified Party’s Obligations pursuant to Clause 10.7.3, the Indemnified Party shall, and shall exercise all rights available to it to ensure that the respective Ac-quiCo Group Companies or VTG Group Companies will, promptly give all assistance and information to the Indemnifying Party as may be reasonably required to defend the Third Party Claim and in particular promptly forward all notices, communications and filings (including court papers) to the Indem-nifying Party. (iv) If the Indemnifying Party does not notify the Indemnified Party in accordance with Clause 10.7.4(iii), the Indemnified Party shall, and shall exercise all rights available to it to ensure that the respective AcquiCo Group Companies or VTG Group Companies will, conduct the defence of the Third Party Claim

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. diligently and in good faith and (a) take into account the legitimate interests of the Indemnifying Party as well as the legitimate interest of the Indemnified Party, (b) keep the Indemnifying Party fully informed of the progress of the Third Party Claim and its defence, (c) promptly provide the Indemnifying Party with copies of all material notices, communications and filings (includ-ing court papers), (d) ensure that the Indemnifying Party and/or one or sev-eral representatives of the Indemnifying Party bound to secrecy by profes-sional code will, to the extent legally permissible, be entitled to participate in any meetings or discussions (including in connection with any tax audits) and (d) consult with the Indemnifying Party prior to taking any action in relation to the Third Party Claim and its defence so as to give the Indemnifying Party the opportunity to comment and object. If reasonable, at the request of the Indemnifying Party, the Indemnified Party shall, and shall exercise all rights available to it to ensure that the respective AcquiCo Group Companies or VTG Group Companies will, take such action as the Indemnifying Party may request in its reasonable discretion to avoid, defend against, appeal or settle any Third Party Claim. (v) The Indemnified Party shall, and shall exercise all rights available to it to ensure that the respective AcquiCo Group Companies or VTG Group Com-panies will, at all times and in particular until the Indemnifying Party has no-tified the Indemnified Party in accordance with Clause 10.7.4(iii), act in the best interest of the Indemnifying Party in relation to a Third Party Claim and shall consult with the Indemnifying Party in relation to the suitable manner of dealing with the Third Party Claim. In particular, the Indemnified Party shall, and shall exercise all rights available to it to ensure that the respective Ac-quiCo Group Companies or VTG Group Companies will, notify the Indemni-fying Party promptly upon a Third Party Claim being, or likely to be, asserted, made, threatened or filed, such Notice to be submitted together with all in-formation in relation to the Third Party Claim which is available to the Indem-nified Party and the respective VTG Group Companies. (vi) If and to the extent the Indemnified Party has an Obligation under this Clause 10.7 to procure actions or omissions of any AcquiCo Group Company or VTG Group Company, the Indemnifying Party shall have no right to claim a limitation of its liability under this Agreement if and to the extent the Indem-nified Party could not fulfil its Obligations caused by an action or omission of the Indemnifying Party. (vii) The costs and expenses incurred in relation to the defence against the Third Party Claim shall be borne as follows: (a) [***] (b) [***] (c) [***] 11 Period between Signing and Closing 11.1 Ordinary course of business

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. As from the Signing until the Closing Date, VF Germany shall exercise all rights legally avail-able to it (other than to request the convocation, or to call, a general meeting of VTG) to ensure that each member of AcquiCo Group and VTG Group will conduct their respective business (including the Business) in the ordinary course consistent with past practice. 11.2 Preservation of value of AcquiCo Group and VTG Group 11.2.1 Subject to Clause 11.2.2 and fiduciary duties, VF Germany shall exercise all rights legally available to it to ensure that each member of AcquiCo Group and VTG Group will (i) not create, issue or grant any option to subscribe for, any share capital of any member of the AcquiCo Group or VTG Group, other than options or other rights to receive shares it is committed to issue or grant under share plans or comparable remuneration mechanisms in place as at the date of this Agreement; (ii) not acquire or dispose of, by or through a member of AcquiCo Group or VTG Group, whether by merger or consolidation, by purchasing or selling an eq-uity interest or otherwise, any business or any corporation, partnership, as-sociation or other business organisation or division thereof involving a con-sideration, expenditure or liabilities in excess of EUR [***]; (iii) not acquire or dispose of any material asset or make any other investment or de-investment involving a consideration, expenditure or liabilities in ex-cess of EUR [***]; (iv) not adopt any material amendments to the Governing Documents of a mem-ber of AcquiCo Group or VTG Group; (v) not incur any Obligations in excess of EUR [***] of a member of AcquiCo Group or VTG Group for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, nor enter into any guarantees in excess of EUR [***] by a member of AcquiCo Group or VTG Group, except (i) trade debt in the ordinary course of busi-ness, (ii) indebtedness owed to other members of AcquiCo Group or VTG Group, (iii) indebtedness that will be settled prior to Closing and (iv) debt which replaces existing debt on terms materially in line with market terms at the time of replacement; and (vi) promptly notify the Investor of any material emergency or other material change in the business or the assets (for purposes of this Clause 11.2.1(vi) only, “material” shall mean events or circumstances which result or would reasonably be likely to result in Losses equal to or greater than EUR [***] of any member of AcquiCo Group or VTG Group. None of the above requirements shall be interpreted to limit any other of the above requirements. To the extent that the exercise of VF Germany’s voting rights in VTG’s general meeting is concerned by any of VF Germany’s obligations with respect to the measures set forth in Clauses 11.2, 11.3, 12 and 13.3 of this Agreement, such obligation shall (i) only apply as from publication of BidCo’s announcement of its in-tention to launch the Takeover Offer and (ii) only relate to the exercise of voting rights in the first general meeting of VTG after Signing.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 11.2.2 Clause 11.2.1 shall not apply if the respective measure is (i) set forth in Annex 11.2.2; (ii) set forth in the business plan or budgets; (iii) otherwise explicitly contemplated by this Agreement or the Related Agree-ments; (iv) required by Law; (v) required under any Contract existing as of Signing; (vi) in line with the ordinary course of business of VTG Group; or (vii) otherwise consented to by the Investor in writing, such consent not to be unreasonably withheld, conditioned or delayed, during the period between Signing and Closing Date. 11.3 Conclusion, Termination and Amendment of Agreements 11.3.1 Unless explicitly provided for otherwise in this Agreement or the Related Agreement, the Parties shall cooperate in good faith and agree on actions required (if any) to enable VTG Group to operate its Business after Closing substantially in a manner as operated prior to Closing. Such actions shall deal, in particular, with (i) the general separation from VTG Group from the Remaining VF Group, including required tran-sitional services, (ii) replacement of existing intra-group financing and (iii) replace-ment of certain guarantees. 11.3.2 [***] 11.3.3 VF Germany shall not, and shall procure that the Remaining VF Group Companies will not, exercise any potential rights and claims that may arise under or in connection with the agreements set forth in Annex 11.3.3 as a consequence of the Transaction. 11.3.4 VF shall procure that the relevant VF Group Companies will [***]. 11.4 Financial Commitment 11.4.1 With a view to financing the Transaction, it is envisaged to implement the following financing structure: (i) At the level of Investor, equity in the amount of EUR [***] ("HoldCo Equity Financing"), bank debt in the amount of EUR [***] ("HoldCo Debt Financ-ing") and a convertible note in the amount of EUR [***] ("HoldCo Converti-ble Note") shall be provided; and (ii) At the level of MidCo 2, external debt in the amount of EUR [***] ("OpCo Debt Financing") shall be provided. 11.4.2 Investor has procured, (i) with regard to the HoldCo Equity Financing, certain equity commitment let-ters which form part of this notarial deed (the “HoldCo Equity Commitment Letters”); (ii) with regard to the HoldCo Debt Financing, Investor has received debt com-mitment letters dated 4 November 2022 in respect of credit facilities agree-ments, from and duly executed by each of: [***] (together, the “Lenders”)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. (those commitment letters, the HoldCo Interim Facility Agreement (as de-fined therein) and any definitive facility agreement which will replace such commitment letters in accordance with the terms of the applicable commit-ment letters, the “HoldCo Credit Agreement”). (iii) with regard to the HoldCo Convertible Note, a binding debt commitment letter (“HoldCo Debt Commitment Letter”, together with the HoldCo Equity Com-mitent Letter, the “Equity/Debt Commitment Letters”) which forms part of this notarial deed; and (iv) with regard to the OpCo Debt Financing, Investor has received binding debt commitment letters dated 4 November 2022 in respect of credit facilities agreements, from and duly executed by the Lenders (the “OpCo Credit Agreement”) (those commitment letters, the Opco Interim Facility Agree-ment (as defined therein) and any definitive facility agreement which will re-place such commitment letters in accordance with the terms of the applicable commitment letters, (the “OpCo Credit Agreement”). 11.4.3 VF Germany shall (i) procure that Midco 2 takes the necessary steps to accede to the OpCo Credit Agreement (and Investor shall provide, and shall procure that any entity controlled by it provides, all assistance reasonably requested by VF Germany to facilitate and effect such accession as soon as practicable following the date of this Agreement, including, for the avoidance of doubt, executing any accession cer-tificate with respect to the OpCo Credit Agreement), and (ii) with the purpose of fa-cilitating the finalizing of the Credit Agreements (including measures in order to com-ply with applicable “know your customer” and anti-money laundering rules and reg-ulations), take all reasonable steps to ensure that the AcquiCo Group Companies and the VTG Group Companies, if and to the extent permitted under applicable Law (and subject to any applicable confidentiality restrictions) and reasonably requested by Investor, provide information relating to the AcquiCo Group Companies and the VTG Group Companies to arrangers, underwriters, book runners and/or prospective lenders under the Credit Agreements as well as to rating agencies (including the participation in meetings and/or giving of presentations), and otherwise use reason-able best efforts to support in relation to the syndication of the Credit Agreements (and Investor shall provide, and shall procure that any entity controlled by it provides, all assistance reasonably requested by VF Germany to facilitate and assist with the same). The Investor shall refrain from taking any steps that would cause a breach of the terms of the cash confirmation letter to BidCo and MidCo 2 from [***] dated on or about the date of this Agreement. 11.4.4 The Parties agree that (i) Investor, duly consulting and cooperating with VF Germany (and, in respect of any material amendments thereto, subject to the prior consent of VF Germany), shall be responsible for and entitled to further negotiate and finalize all documentation comprising the OpCo Credit Agreement and (ii) (without prejudice to the obligations of Investor to ensure that the funds are made available to the Ac-quiCo Group Companies and the VTG Group Companies in order to enable them to comply with their obligations under, and as contemplated by, this Agreement) no documentation shall be executed by MidCo 2 without the prior consent of the Inves-tor and VF Germany. 11.5 Corporate Documents

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. The Parties shall discuss in good faith, and agree upon within [***] following the date of this Agreement, the corporate documents required in relation to the AcquiCo Group Companies, including: 11.5.1 Amendments to the articles of each AcquiCo Group Company; and 11.5.2 Rules of procedure for the Company Directors, Shareholders’ Committee, [***] and [***] (each as defined in the Shareholders’ Agreement); in each case consistent with the terms agreed in the Shareholders’ Agreement. 12 Leakage 12.1 Warranty and Undertaking VF Germany hereby 12.1.1 represents and warrants by way of an independent promise of warranty (selbständi-ges Garantieversprechen) pursuant to sec. 311 German Civil Code that between the Accounts Date and Signing no Leakage other than a Permitted Leakage has oc-curred, and 12.1.2 undertakes to procure that between Signing and Closing Date, unless otherwise pro-vided in this Agreement or the Related Agreements, no Leakage other than a Per-mitted Leakage will occur. 12.2 Leakage, Permitted Leakage 12.2.1 “Leakage” shall mean: (i) any dividend or other distribution (whether in cash, deemed or in kind) de-clared or paid by any member of AcquiCo Group or VTG Group to any mem-ber of VF Remaining Group; (ii) any payment (either in cash or in kind) made or agreed to be made, in par-ticular, in respect of share capital, loan capital or other securities being re-deemed, purchased or repaid, or any other return of capital, or any liability, cost or expense incurred or agreed by any member of AcquiCo Group or VTG Group to any member of VF Remaining Group; (iii) any liabilities assumed, indemnified, incurred or discharged by any member of AcquiCo Group or VTG Group on behalf of, or to release any liabilities of, any member of VF Remaining Group (including any professional advisors’ costs of advisers engaged by a member of AcquiCo Group or VF Remaining Group in relation to this Agreement or the transactions reflected in this Agree-ment); (iv) any sale, surrender or transfer of any asset or right by any member of Ac-quiCo Group or VTG Group to any member of VF Remaining Group if and to the extent such assets or rights are sold, surrender or transferred at less than fair market value; (v) any conclusion of (including by an amendment to an existing agreement) agreements or any other assumption of contractual obligations by any mem-ber of AcquiCo Group or VTG Group with or vis-á-vis any member of VF

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. Remaining Group, in each case if and to the extent not at arm’s length terms and in the ordinary course of business; (vi) unless in the ordinary course of business, any waiver by any member of VTG Group of rights against any member of the VF Remaining Group, and any release of any member of the VF Remaining Group from obligations of such member of the VF Remaining Group; (vii) any guarantee or indemnity provided by or security or encumbrance created over any of the assets of any member of AcquiCo Group or VTG Group in favour or for the benefit of any member of VF Remaining Group; (viii) any agreement, resolution or commitment to take any action set forth in Clauses 12.2.1(i) through 12.2.1(vii); and (ix) any Taxes becoming payable by any member of AcquiCo Group or VTG Group as a consequence of any of the above actions; and in each case unless (i) it constitutes Permitted Leakage, or (ii) remedied by Closing. 12.2.2 “Permitted Leakage” shall mean: (i) any incurred liabilities or payments, in each case expressly provided for un-der the terms of this Agreement or the Related Agreements; (ii) the amendment, termination, replacement or performance of agreements (in-cluding purchase price payments) required to transfer the AcquiCo Group Companies in order to achieve the holding structure as intended by this Agreement; (iii) any payment or performance for which a member of VTG Group is fully and adequately (angemessen) compensated on an arm’s-length basis, including in any case [***]; (iv) any payments made or agreed, or any liability, cost or expense incurred or agreed, in respect of any matter undertaken at the written request of, or with the prior written consent of, the Investor; (v) the payment of dividends on 2 August 2022 for a period ending on the Ac-counts Date resolved by VTG’s general meeting dated 28 July 2022 amount-ing to EUR [***] per dividend-bearing VTG Share; (vi) the amendment, termination, replacement or performance of the agreements existing as of the date of this Agreement between any member of AcquiCo Group or VTG Group on the one hand and any member of VF Remaining Group on the other hand (which may be amended following the date of this Agreement if in the ordinary course of business), including the agreements listed in Annex 12.2.2(vi) as well as the amendments to such listed agree-ments, in each case if in the ordinary course of business and arm’s length terms; (vii) any agreement, resolution or commitment to take any action set forth in Clauses 12.2.2(i) through 12.2.2(vi); and (viii) any Taxes becoming payable by any member of AcquiCo Group or VTG Group as a consequence of any of the above actions in this Clause 12.2.2.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 12.3 Legal Consequences In the event of the incorrectness of the warranty pursuant to Clause 12.1.1 or a breach by VF Germany of the undertaking pursuant to Clause 12.1.2, VF Germany shall, upon written Notice by the Investor, subject to the following sentence, pay to the relevant AcquiCo Group Company or VTG Group Company at which level the Leakage has occurred an amount in cash equal to such Leakage plus any Taxes arising at the level of the relevant VTG Group Company in connection with any payment under this Clause 12.3 plus an amount equal to interest at a rate per annum of [***] on such Leakage from (and including) the date on which the Leakage occurred to (but excluding) the date the payment under this Clause is received (calculated on an [***] count basis). Clause 10.5 shall not apply to this Clause. In case the Leakage consists of a dividend payment by VTG to VF Germany in the meaning of Clause 12.2.1(i), VF Germany shall pay to the Investor an amount in cash equal to its shareholding in MidCo 1 at the time of such Leakage or, if at that time Investor had not shareholding, its shareholding at Closing, in each case without undue delay after receipt of the dividend pay-ment but not prior to Closing, provided that such payment shall not bear any interest. 13 Integration and Post-Closing Actions 13.1 The Parties agree to either conclude the DPLTA or implement the Squeeze-out. Which inte-gration measure will be implemented depends on whether the relevant 95% threshold in VTG has been reached at the end of the additional acceptance period. 13.2 The Parties will also consider to make a delisting offer for the VTG Shares and thereby revoke the admission to trading on the regulated market pursuant to sec. 39 para. 2 of the German Stock Exchange Act (Börsengesetz). 13.3 The Parties shall cooperate and support each other in the preparation and implementation of the contemplated integration measures. The Parties shall ensure that as soon as reason-ably possible (i) VTG, where applicable, convenes a general meeting to resolve upon such measure and executes all required actions to implement such measure, (ii) VF Germany or BidCo (as the case may be) resolves on the agreed measure, (iii) VF Germany or BidCo (as the case may be) votes in favour of a respective resolution in the general meeting of VTG and (iv) VF Germany or BidCo (as the case may be) executes all additional actions required to implement such measure, including the valuation, offer and payment of any fixed or re-curring compensation or the launching of a purchase offer to remaining external VTG share-holders required by Law in connection with any relevant measure. 13.4 The costs of any measures described in this Clause 13 (including any costs for acquisition of further VTG Shares as well as for payment of guaranteed dividends and interest or in connection with the implementation of the measures set out in this Clause 13) shall be borne by [***], provided that [***] shall bear, 13.4.1 [***], 13.4.2 [***] 13.5 Business Plan [***] 13.6 Master Services Agreement Side Letter [***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 14 Tax The provisions of Annex 14 shall apply in respect of Taxes. 15 Public Announcements and Confidentiality 15.1 Public Announcements No press or other public announcement in connection with the existence or the subject mat-ter of this Agreement or the Related Agreements shall be made or issued by or on behalf of any of the Parties or any of their Affiliates (including the AcquiCo Group Companies and the VTG Group Companies) without the prior written approval of VF Germany and the Investor or as otherwise expressly set out in this Agreement or the Related Agreements. This shall not affect any announcement required by Law or any regulatory body or the rules of any recognised stock exchange on which the shares of a Party or any of their Affiliates (including the AcquiCo Group Companies and the VTG Group Companies) are listed, provided that each Party, if it or any of its Affiliates is under an obligation to make an announcement, shall consult with the other Party as soon as reasonably practicable before complying with such an obligation unless an immediate publication is legally required. 15.2 Confidentiality 15.2.1 The Non Disclosure Agreement will terminate in accordance with its terms. Thereaf-ter, this Clause 15.2 shall apply. 15.2.2 Each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of or in connection with the entering into this Agreement which relates (i) to this Agreement, its existence or its provisions or to any agreement to be entered into pursuant to this Agreement, including the Related Agreements; (ii) to the negotiations relating to this Agreement, including the Related Agree-ments; (iii) to the respective other Parties and the other Parties’ Affiliates; (iv) to the AcquiCo Group Companies and the VTG Group Companies; (together “Confidential Information”). Each Party shall procure that its respective Affiliates, its or their managers, officers, directors, employees, agents, consultants or other representatives who receive or have received Confidential Information shall comply with the confidentiality obligations set out in this Clause 15.2 in respect of the Confidential Information as if they were a party to this Agreement. 15.2.3 This Agreement shall not prohibit disclosure or use of any information, including Con-fidential Information, if and to the extent that: (i) the disclosure or use is required by Law, any Governmental Authority or any recognised stock exchange on which the shares of a Party or any of its Affil-iates (including the AcquiCo Group Companies and the VTG Group Compa-nies) are listed, (ii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. pursuant to this Agreement, including the Related Agreements, or the disclo-sure is made to a Tax Authority in connection with the Tax affairs of the dis-closing Party, (iii) the disclosure is made to professional advisers or actual or potential financi-ers (or their directors, partners, members, managers, officers, employees, agents or other representatives and advisors) of a Party and any of its direct or indirect shareholders on a need to know basis and on terms that such professional advisors or actual or potential financiers (or their directors, part-ners, members, managers, officers, employees, agents or other representa-tives and advisors), to the extent they are not bound to professional secrecy, shall undertake (also for the benefit of the other Parties) to comply with sub-stantially the same confidentiality obligations set out in this Clause 15.2 in respect of such information, (iv) the disclosure is made to an actual or potential financing source of the Inves-tor, provided that the Investor shall procure that the relevant recipients of Confidential Information comply with substantially the same confidentiality obligations set out in this Clause 15.2 in respect of such information, (v) the disclosure is made to GIP Investors, KKR Investors, actual or prospective limited partners, trustees or Fund Managers of the GIP Investors or KKR Investors (or their directors, partners, members, managers, officers, employ-ees, agents or other representatives and advisors), provided that the Inves-tor shall procure that the relevant recipients of Confidential Information com-ply with substantially the same confidentiality obligations set out in this Clause 15.2 in respect of such information, (vi) the disclosure is made by VF Germany prior to Closing or by VF Germany or the Investor after Closing to a VTG Group Company or any representative, employee or professional advisor of a VTG Group Company, provided that VF Germany or the Investor, as the case may be, procures compliance of VTG Group Company or its representative with the confidentiality obligations set out in this Clause 15.2 in respect of such information as if it were a party to this Agreement, (vii) the information is or becomes publicly available (other than by breach of this Agreement or any other confidentiality agreement between the Parties or any of them), (viii) VF Germany in case of a disclosure or use by the Investor, or the Investor in case of a disclosure or use by VF Germany, has given prior written approval to the disclosure or use, (ix) the disclosure is explicitly permitted under this Agreement, including the Re-lated Agreements, or (x) the information is independently developed after Closing by the disclosing Party. 16 Termination 16.1 Termination

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. This Agreement may be terminated at any time prior to Closing: 16.1.1 by mutual written consent of VF Germany and the Investor; 16.1.2 by VF Germany upon Notice to the Investor, or by the Investor upon Notice to VF Germany, if Closing contemplated hereby shall not have occurred (other than through the failure of VF Germany or the Investor, as applicable, to comply with its Obligations under this Agreement) by [***] (the “Longstop Date”). 16.2 Effect of Termination Except for this Clause 16.2, Clause 10 (Legal Consequences), Clause 15 (Public Announce-ments and Confidentiality), Clause 17.1 (Account Details), Clause 17.2 (Costs), Clause 17.3 (No Netting), Clause 17.5 (Notices), Clause 17.6 (Disputes), Clause 17.7 (Form of Amend-ments), Clause 17.8 (Assignments), Clause 17.11 (Governing Law), this Agreement shall, upon termination hereof pursuant to Clause 16.1, forthwith become of no further force or effect and (a) except as provided in this Clause 16.2, there shall be no liability on the part of VF Germany or the Investor or any of their respective Affiliates, or any of their respective officers, directors or managers, to any other party and (b) except as provided in this Clause 16.2, all rights and Obligations of any Party under this Agreement shall cease; pro-vided, however, that any such termination shall not relieve VF Germany or the Investor from liability for any breach of this Agreement. 17 Miscellaneous Provisions 17.1 Account Details All payments to be made under this Agreement shall be made 17.1.1 if to VF Germany, to the following bank account or to any account notified by VF Germany to the Investor not later than [***] prior to the respective payment: [***] 17.1.2 if to the Investor, to the bank account notified by the Investor to VF Germany not later than [***] prior to the respective payment: 17.2 Costs Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement by itself. Unless explicitly set forth otherwise in this Agree-ment, the notarial fees and all registration, stamp duties and transfer Taxes as well as all fees of all Relevant Authorities that are payable as a result of the Transaction, or fees of advisers acting for an AcquiCo Group Company in relation to actions to be undertaken by such AcquiCo Group Company, shall be borne half each by VF Germany and the Investor, including real estate transfer Taxes as a result of the Takeover Offer or subsequent measures of any of the AcquiCo Group Companies. Furthermore, VF Germany and the Investor shall each bear half of any costs of VTG which may have to be reimbursed to VTG in the context of the Transaction pursuant to sec. 57, 311 et seqq. German Stock Corporation Act. 17.3 Impact of Payments If any payment is made by VF Germany to the Investor pursuant to Clause 13.4, any such payment shall be treated as an adjustment to the VTG Contribution Shares Purchase Price and the VTG Contribution Shares Purchase Price shall be deemed to have been reduced

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. by the amount of such payment and, to the extent permitted by applicable Law, shall be treated by the Parties as such also for Tax purposes. 17.4 No Netting No Party shall be entitled to: 17.4.1 set-off (aufrechnen) any rights and claims it may have against the other Party or an Affiliate of the other Party against any rights or claims it or its Affiliate may have under or in connection with this Agreement, or 17.4.2 refuse to perform any obligation it may have under or in connection with this Agree-ment on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the underlying rights or claims to be set-off (including, for payment claims, the amount) or the right of retention have been acknowledged (anerkannt) in writing by the other Party or have been confirmed by final decision (rechtskräftig festgestellt) of a competent court (Gericht) or arbitral tribunal (Schiedsgericht). 17.5 Notices 17.5.1 All notices and other communications that are required to be or may be given pursu-ant to this Agreement shall be in writing (email being sufficient) and in the English language (a “Notice”). Notices shall be sent to a Party at its address or email address and for the attention of all individuals holding the position set out below: [***] or to such other address or email address as any Party may, from time to time, des-ignate in a written Notice given in accordance with this Clause 17.5. Any Notice given to a contact named above as recipient of a copy shall be for information purposes only and shall be ignored for the purposes of determining whether a Notice was duly given to a Party or not. 17.5.2 Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been given and effective as follows: (i) if delivered in person or by courier, upon actual receipt by or on behalf of the intended recipients; (ii) if sent by email, at transmission of all emails, provided that the persons send-ing the email shall not have received a failed-delivery report; or (iii) if mailed, upon the earlier of the third (3rd) Business Day after deposit in the mail or the date of delivery as shown by the return receipt therefor. 17.6 Disputes The Parties hereby agree that any and all disputes arising, directly or indirectly, under or in connection with this Agreement and its consummation, including any claim or controversy relating to the existence, validity, enforceability, default or termination hereof, shall neces-sarily, finally and definitively, be settled in accordance with the arbitration rules of the [***] as amended from time to time without recourse to the ordinary courts of law. The seat of the arbitration shall be [***]. The arbitral tribunal shall be comprised of three arbitrators. The language of the arbitration shall be English, provided however, that the Parties shall be en-titled to submit written evidence also in the German language. Multi-party and/or multi-con-tract proceedings in relation to disputes under this Agreement shall be admissible.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. In the event that applicable mandatory Law requires any matter arising, directly or indirectly, under or in connection with this Agreement and its consummation, including any claim or controversy relating to the existence, validity, enforceability, default or termination hereof, to be decided upon by a court of law, the courts competent for Düsseldorf, Germany, shall have the exclusive jurisdiction thereupon. 17.7 Form of Amendments Any amendment or supplement to, or the termination or modification of, this Agreement, including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarisation) is required under applicable Law or this Agreement. 17.8 Assignments This Agreement and any Claims or Obligations arising therefrom shall not be assigned by any Party (including by operation of Law or otherwise) except with the prior written consent of the other Party. Any purported assignment in violation of this Clause 17.8 shall be null and void. 17.9 Invalid Provisions Should any provision of this Agreement be or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the re-maining provisions. Any such invalid, ineffective or unenforceable provision shall, to the ex-tent permitted by Law, be deemed replaced, or, to the extent not permitted by Law, be re-placed by the Parties, by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any unintended omission in this Agreement. 17.10 Entire Agreement This Agreement and the Related Agreements (together with the Schedules and Annexes hereto and thereto) constitute the entire agreement of the Parties hereto and thereto, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof. 17.11 Governing Law 17.11.1 This Agreement and any contractual rights and obligations arising out of or in con-nection therewith and its consummation, including disputes about its validity, shall be governed by and construed in accordance with the Laws of Germany, excluding conflict of laws rules and the UN Convention on Contracts for the International Sale of Goods (CISG). 17.11.2 Any non-contractual rights and obligations in connection with this Agreement shall also be governed by and construed in accordance with the Laws of Germany. [Balance of page intentionally left blank]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. List of Annexes and Schedules No. Annex / Schedule 1. Annex 1.1(a): Data Room Index 2. Annex 1.1-1: Sample calculation MidCo 1 Catch Up Sale Shares Purchase Price 3. Annex 2.1-1: Transaction Structure 4. Annex 2.1: Draft Strawman Structure Paper 5. Annex 2.1.2: Business Combination Agreement 6. Annex 3.1: MidCo 1 Sale Shares SPA 7. Annex 3.2.1: MidCo 1 Catch Up Sale Shares SPA 8. Annex 5.2.1: Sec. 10 Announcement 9. Annex 5.2.3: Irrevocable Qualified Non-Tender Agreement 10. Annex 7.2.1(i): Sample Calculation (amount of new shares to be issued to Investor) 11. Annex 7.2.5(i): VTG Sold Shares SPA 12. Annex 7.2.7(iv): Special Minority Veto Rights Rider 13. Annex 8 - VF Warranties 14. Schedule 3.1: Corporate Information 15. Schedule 3.2: Part I/II Enterprise agreements, silent partnerships 16. Schedule 5: Business 17. Schedule 7.2: List of restrictions or third-party rights to the leased Real Property Inter-est 18. Schedule 7.3: Buildings, constructions and facilities 19. Schedule 8: Group IP Rights 20. Schedule 9.1: Information Technology Systems 21. Schedule 9.2: Failures, breakdowns or security breaches of Information Technology systems 22. Schedule 10.2: List of Material Contracts 23. Schedule 10.3: List of all loan agreements or similar 24. Schedule 10.4: List of Intra-Group Agreements between member of VF Remaining Group and any VTG Group Company 25. Schedule 12.1: Compliance 26. Schedule 15.2: List of all material collectives bargaining agreements, company bar-gaining agreements and shop agreements 27. Schedule 15.3: Restrictions to operational or personnel changes 28. Schedule 15.4: List of the applicable benefit and incentive schemes in respect of each VTG Group Company 29. Schedule 15.5: List of all material plans, including commitments based on works cus-tom regarding company pensions 30. Schedule 17: List of Litigation Proceedings 31. Schedule 18.1: Absence of changes with material effects 32. Schedule 18.2: Conduct outside the ordinary course of business 33. Annex 9 - Investor Warranties 34. Schedule 5: Investor Warranties - No competition 35. Annex 10.2-A: List of VF Germany's Knowledge Persons 36. Annex 10.2-B: List of persons with whom the VF Germany Knowledge Persons must make reasonable enquiries 37. Annex 10.4: Sample calculation for cash contribution under Section 10.4 38. Annex 10.5.4(i)(a): Escrow Agreement Data Room 39. Annex 11.2.2(vi): Permitted Actions 40. Annex 11.3.3: Intragroup Agreements Change of Control 41. Annex 12.2.2(vi): Permitted Leakage 42. Annex 13.6: MSA Side Letter 43. Annex 13.1.4: Sample Calculations DPLTA 44. Annex 13.2.4: Sample Calculations Squeeze-Out 45. Annex 13.4: VTG Share sample calculation 46. Annex 14: Tax Matters